Exhibit 10.8

ACQUISITION AGREEMENT

AMONG

OPAL ENERGY CORP

and

OPAL ENERGY (HOLDCO) CORP.

and

VERSUS, LLC

and

The Selling Members

March 16, 2016

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PART 7		COVENANTS OF BC CO	31
	7.1	Necessary Consents	31
	7.2	Ordinary Course	31
	7.3	Non-Solicitation	31
	7.4	Restrictive Covenants	32
	7.5	NewCo	32
	7.6	All Other Action	32
	7.7	Consulting/Employment Agreements & other Agreements with Pierce, O’Connell and Technical Lead	32
	7.8	Use of Proceeds from the Private Placement	34
	7.9	Notification of Changes	35
PART 8		CONDITIONS PRECEDENT	35
	8.1	Conditions for the Benefit of BC Co	35
	8.2	Conditions for the Benefit of the Company	36
PART 9		CLOSING	39
	9.1	Time of Closing	39
	9.2	Company Closing Documents	39
	9.3	BC Co’s Closing Documents	39
PART 10		TERMINATION AND INDEMNITIES	40
	10.1	Automatic Termination	40
	10.2	Effect of Termination & Termination Fee	41
	10.3	Indemnities	41
PART 11		GENERAL	44
	11.1	Confidential Information	44
	11.2	Counterparts	45
	11.3	Severability	45
	11.4	Applicable Law	45
	11.5	Successors and Assigns	45
	11.6	Expenses	45
	11.7	Further Assurances	45
	11.8	Entire Agreement	46

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11.9	Notices	46
11.10	Waiver	47
11.11	Amendments	47
11.12	Remedies Cumulative	48
11.13	Currency	48
11.14	Time of Essence	48
11.15	Public Announcement	48

SCHEDULE “A” – THE SELLING MEMBERS

SCHEDULE “B” – PERFORMANCE MILESTONES

SCHEDULE “C” – INTELLECTUAL PROPERTY OF THE COMPANY

SCHEDULE “D” – DISCLOSURE SCHEDULE

-iii-

THIS ACQUISITION AGREEMENT is made as of March 16, 2016.

AMONG:

OPAL ENERGY CORP., a company incorporated under the laws of the Province of British Columbia, Canada, and having its registered and records office at Suite 302 – 1620 West 8th Avenue, Vancouver, British Columbia, V6J 1V4

(“BC Co”)

AND:

OPAL ENERGY (HOLDCO) CORP., a corporation incorporated under the laws of the State of Nevada, USA, and having its registered office at 10990 Wilshire Blvd., Los Angeles, CA 90024

(“NewCo”)

AND:

VERSUS, LLC, a limited liability company formed under the laws of Nevada, USA, and having its principal place of business at 10990 Wilshire Blvd., Los Angeles, CA 90024 (“Company”)

AND

The selling members of the Company listed in Schedule “A” of this Agreement (the “Selling Members”)

(“Party” means each of BC Co, NewCo the Company, and the Selling Members as the context dictates and “Parties” means all of the foregoing)

WHEREAS:

(A)  The Company is a privately held limited liability company formed under the laws of Nevada, U.S.A. ,and is engaged in the business of developing software to enable real-money online gaming;

(B)  BC Co is organized under the Business Corporations Act (British Columbia), and is a reporting issuer in the Provinces of British Columbia, Alberta, Ontario and Quebec and is listed on the Canadian Securities Exchange (the “CSE”);

(C) BC Co wishes to acquire the Company pursuant to this Agreement (the “Acquisition”);

(D) The Acquisition is subject to approval by the CSE;

(E)  NewCo is a wholly-owned direct subsidiary of BC Co that will facilitate the Acquisition contemplated by this Agreement;

(F)  The board of directors of each of BC Co, the Company, and NewCo have unanimously determined that the Acquisition is in the best interest of their respective shareholders and unitholders, and have resolved to support the Acquisition and to enter into this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties covenant and agree as follows:

PART 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions.

For the purposes of this Agreement, except as otherwise expressly provided herein, the following words and phrases will have the following meanings:

(a)  “Advance” means the USD$250,000 that has been advanced by or on behalf of BC Co to the Company prior to the entry into this Agreement by the Parties, pursuant to the letter of intent entered into by the Parties and signed by the Company on November 23, 2015;

(b) “Affiliate” has the meaning specified in the BCBCA;

(c) “Agreement” means this Agreement and the Schedules attached hereto;

(d) “Agreement Date” means the date of this Agreement;

(e)  “Applicable Securities Law” means applicable securities legislation, securities regulation and securities rules, as amended, and the policies, notices, instruments and blanket orders having the force of law, in force from time to time;

(f)  “Applicable Nevada State Law” means the Nevada Revised statutes and any common law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree, or policy or guideline having the force of law in the State of Nevada.

(g)  “Articles of Organization and Operating Agreement” means the articles of organization and any organizational and constating documents of the Company, including the Company Operating Agreement, whether or not prescribed by applicable Laws and such as may be amended from time to time;

(h)  “Assets” means the property and assets of the Company, of every kind and description and wheresoever situated;

(i) “BCBCA” means the Business Corporations Act (British Columbia);

(j) “BC Co” has the meaning given to the term on page one hereof;

(k)  “BC Co Assets” means the property and assets of BC Co, of every kind and description and wheresoever situated;

(l) “BC Co Common Shares” means the common shares in the capital of BC Co;

(m)  “BC Co Finder’s Fee” means, subject to CSE’s (as defined herein) acceptance and compliance with applicable corporate and securities laws, the transaction fee payable by BC Co to Ventis Ltd., a company controlled by David Zammit, as indicated by him, upon the Closing of the Acquisition in the aggregate amount of approximately 1,000,000 BC Co Common Shares at a deemed price of CND$0.25 per common share, subject to CSE policies, which will be (1) issued under applicable securities laws prospectus and registration exemptions and (2) will be subject to the applicable statutory hold period along with any escrow restrictions imposed by the CSE or applicable securities laws;

(n)  “BC Co Shareholder Consent Materials” means the resolutions circulated to BC Co Shareholders for their approval, or alternatively such materials approved at a meeting of BC Co Shareholders held in accordance the requirements of the BCBCA should such a shareholders’ meeting be required, with respect to the Acquisition as described in this Agreement;

(o) “BC Co Shareholders” means the holders of BC Co Common Shares;

(p)  “BC Co’s Closing Documents” means the documents required to be delivered to the Company by BC Co pursuant to §9.3 hereof;

(q)  “BC Co’s Financial Statements” means the audited consolidated financial statements of BC Co for the years ended December 31, 2014 and 2013, prepared in accordance with IFRS and the unaudited financial statements of BC Co for the nine- month period ended September 30, 2015, prepared in accordance with IFRS;

(r)  “Business Day” means any day, other than a Saturday, Sunday or statutory holiday in the Province of British Columbia, Canada or the State of Nevada, USA;

(s)  “Closing” means the completion of the Acquisition as contemplated herein;

(t)  “Closing Date” means within five (5) business days following the receipt of conditional acceptance by the CSE (of the Acquisition and listing in relation thereto) or such other date as the Parties mutually agree;

(u) “Code” means the United States Internal Revenue Code of 1986, as amended.

(v)  “Company’s Financial Statements” means the audited financial statements of the Company for the fiscal years ended 2013, 2014 and 2015, prepared in accordance with IFRS and the unaudited reviewed financial statements of the Company for the 2- month period ended February 29, 2016, prepared in accordance with IFRS;

(w)  “Company’s Intellectual Property” means the Intellectual Property owned, used by or licensed to the Company for the carrying on of the Company’s business in the manner heretofore carried on or as now proposed to be carried on in the Company’s written business documents;

(x)  “Company Operating Agreement” means that Amended and Restated Operating Agreement of the Company, dated as of August 17, 2015, by and among the Company, the Class A Members whose signatures appear on the signature pages thereto and the Class B Members whose signatures appear on the signature pages thereto.

(y)  “Company-Owned Intellectual Property” has the meaning given to the term in §4.1(b);

(z)  “Company Units” means the Class A membership units and the Class B membership units of the Company with the rights and preferences set forth in the Articles of Organization and Operating Agreement;

(aa) “Company Unitholders” means holders of the Company Units;

(bb) “Contract” means, with respect to a Person, any contract, instrument, permit, concession, licence, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, partnership or joint venture agreement or other legally binding agreement, arrangement or understanding, whether written or oral, to which the Person is a party or by which, to the knowledge of such Person, the Person or its property and assets is bound or affected;

(cc) “Confidential Information” means any information concerning the Selling Members, the Company or BC Co (the “Disclosing Party”) or its business, properties and assets made available to the other party or its representatives (the “Receiving Party”); provided that it does not include information which (i) is generally available to or known by the public other than as a result of improper disclosure by the Receiving Party or pursuant to a breach of §11.1 by the Receiving Party, or (ii) is obtained by the Receiving Party from a source other than the Disclosing Party, provided that (to the reasonable knowledge of the Receiving Party) such source was not bound by a duty of confidentiality to the Disclosing Party or another party with respect to such information;

(dd) “Disclosure Documents” means the Listing Statement;

(ee) “Employee” means an officer or employee of the Company or a Person providing services in the nature of an employee to the Company;

(ff) “Finder Fee” means a cash fee equivalent to 7% of the proceeds raised in the Private Placement to be paid upon the Closing;

(gg) “Finder Warrants” means such number of common share purchase warrants (each a “Finder Warrant”) equivalent to 7% of the number of Units issued pursuant to the Private Placement, with each whole Finder Warrant entitling the holder to purchase one (1) additional BC Co Common Share (a “Finder Warrant Share”) at an exercise price of CND$0.40 per share for a period of 2 years from the closing of the Private Placement. The Finder Warrants will be subject to the applicable statutory hold period under Applicable Securities Laws along with any escrow restrictions imposed by the CSE or applicable securities laws;

(hh) “Government Agency” means and includes, without limitation, any national, federal government, province, state, municipality or other political subdivision of any of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, including the CSE;

(ii) “Government Official” means (a) any official, officer, employee, or representative of, or any person acting in an official capacity for or on behalf of, any Government Agency or (b) any company, business, enterprise or other entity owned or controlled by any person described in the foregoing clauses;

(jj) “IFRS” means International Financial Reporting Standards;

(kk) “Initial Payment” has the meaning ascribed to in §2.4 hereof;

(ll) “Intellectual Property” means registered and unregistered trade-marks and trade-mark applications, trade names, certification marks, distinguishing guises, patents and patent applications, registered and unregistered works subject to copyright, know-how, formulae, processes, inventions, technical expertise, research data, trade secrets, industrial designs and industrial design applications, customer lists and other similar property, and all registrations and applications for registration thereof, each of the foregoing as defined under the applicable Laws;

(mm) “Investment Committee Approval” means the approval of the Acquisition, and such other ancillary matters related thereto, by a majority of the members of the Investment Committee of the Manager in accordance with the Manager Operating Agreement;

(nn) “Investment Committee Meeting” has the meaning set forth in §2.3(a);

(oo) “Laws” means all laws, statutes, by-laws, rules, regulations, orders, decrees, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements of any Government Agency applicable to the Company or BC Co;

(pp) “Leased Premises” means has the meaning given to the term in §4.1(q);

(qq) “Lien” means any mortgage, encumbrance, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition, which, in substance, secures payment, or performance of an obligation;

(rr) “Listing Statement” means the listing statement of BC Co pertaining to the Acquisition and in the form prescribed by the CSE;

(ss) “Manager” means OLabs Ventures, LLC, a California limited liability company, as designated in the Company Operating Agreement;

(tt) “Manager Operating Agreement” means the Amended and Restated Operating Agreement of Manager, dated as of August 17, 2015, by and among the Manager, the Class A Members whose signatures appear on the signature pages thereto, the Class B Members whose signatures appear on the signature pages thereto, and the Class C Members whose signatures appear on the signature pages thereto.

(uu) “Materially Adverse” when used in respect of a fact, circumstance, change, effect, occurrence, event or term means a fact, circumstance, change, effect, occurrence, event or term that (a) materially and adversely affects, or would reasonably be expected to materially and adversely affect, the business, assets, liabilities, condition (financial or otherwise) or capital of the Company, or (b) prevents, or would reasonably be expected to prevent, the Company from performing its obligations under this Agreement or consummating the transactions contemplated herein; provided, however, that it will not include: (i) any fact, circumstance, event, change, effect, occurrence, event or term relating to the global economy or securities markets in general; or (ii) any fact, circumstance, event, change, effect, occurrence or event affecting the industry in which the Company operates in general and which, in each case, does not have a materially disproportionate effect on the Company relative to comparable entities operating in the industry in which the Company conducts its business;

(vv) “Material Adverse Change” or “Material Adverse Effect” with respect to BC Co or the Company, as the case may be, means any change (including a decision to implement such a change made by the board of directors or by senior management who believe that confirmation of the decision by the board of directors is probable), event, violation, inaccuracy, circumstance or effect that is Materially Adverse to the business, assets (including intangible assets), liabilities, capitalization, ownership, financial condition or results of operations of BC Co or the Company, as the case may be, on a consolidated basis;

(ww) “NewCo” means NewCo, a direct, wholly-owned subsidiary of BC Co incorporated under the laws of the State of Nevada on March 14, 2016 for the sole purpose of effecting the Acquisition;

(xx) “NewCo Shares” means all of the outstanding shares of common stock of NewCo, par value $0.00010 per share;

(yy) “Name Change” means a change of the name of BC Co from “Opal Energy Corp.” to “Versus Systems” or such other name acceptable to the Company;

(zz) “Permitted Transferee” means, with respect to (i) a Selling Member that is an entity, any Selling Member Affiliate, member, shareholder, or limited partner of such entity, and (ii) a Member that is an individual, (A) in the event of such Member’s death, such Member’s heirs, executors, administrators, testamentary trustees, legatees or beneficiaries, (B) a trust, the beneficiaries of which include only such Member and the spouse and descendants (whether natural or adopted) of such Member and pursuant to which the Member retains all voting control over the NewCo Shares, and (C) any partnerships or limited liability companies where the only partners or members are such Member and/or such Member’s spouse and/or descendants (whether natural or adopted), and pursuant to which the Member retains all voting control over the NewCo Shares; provided, in each case, that such transferee agrees to comply with the restrictions and requirements of this Agreement;

(aaa) “Person” includes an individual, corporation, partnership, joint venture, trust, unincorporated organization, or Government Agency;

(bbb) “Private Placement” means the equity financing by way of a private placement relying on the prospectus exemptions pursuant to National Instrument 45-106 - Prospectus Exemptions of the Canadian Securities Administrators and other applicable laws, rules and regulations to raise a minimum USD$2,750,000 in the aggregate, (inclusive of the Initial Payment) at an intended price of CND$0.25 per unit (each a “Unit”), but in any case no less than CND$0.20 per Unit. Each Unit consists of one BC Co Common Share and one-half of one transferable BC Co Common Share purchase warrant, with each whole warrant being exercisable into one BC Co Common Share at an exercise price of CND$0.40 per share for a period of 24 months from the closing date of the Private Placement. The aforementioned terms are subject to any changes required to such terms by the CSE and/or other applicable regulatory authorities;

(ccc) “Regulation D” means Regulation D promulgated under the U.S. Securities Act;

(ddd) “Regulation S” means Regulation S promulgated under the U.S. Securities Act;

(eee) “Resulting Issuer” means BC Co upon completion of the Acquisition as contemplated in this Agreement;

(fff) “Resulting Issuer Common Shares” refers to the common shares (being the BC Co Common Shares) in the capital of the Resulting Issuer after the Acquisition has been effected pursuant to this Agreement;

(ggg) “SEDAR” means the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators;

(hhh) “Selling Member Affiliate” of any Person means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person, and the term “Affiliated” shall have a correlative meaning. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(iii) “Surviving Co” refers to the Company after its Acquisition pursuant to this Agreement has been effected;

(jjj) “Taxes” means all taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto;

(kkk) “Termination Date” means the date on which this Agreement is terminated pursuant to Section 10.1 of this Agreement;

(lll) “U.S. Person” means a “U.S. person” as such term is defined in Rule 902 of Regulation S;

(mmm)”U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

(nnn) “USA”, “United States”, or “U.S.” means the United States of America, its territories and possessions, and any state of the United States, and the District of Columbia; and

(ooo) “Warrant” has the meaning ascribed in §2.4.

1.2 Interpretation.

For the purposes of this Agreement, except as otherwise expressly provided herein:

(a)  the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Part, clause, subclause or other subdivision or Schedule;

(b)  a reference to a Part means a Part of this Agreement and the symbol § followed by a number or some combination of numbers and letters refers to the section, paragraph or subparagraph of this Agreement so designated;

(c)  the headings are for convenience only, do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions;

(d)  the word “including”, when following a general statement, term or matter, is not to be construed as limiting such general statement, term or matter to the specific items or matters set forth or to similar items or matters (whether or not qualified by non-limiting language such as “without limitation” or “but not limited to” or words of similar import) but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its possible scope;

(e)  where the phrase “to the knowledge of” or phrases of similar import are used in respect of the Parties, it will be a requirement that the Party in respect of who the phrase is used will have made such due inquiries as is reasonably necessary to enable such Party to make the statement or disclosure; and

(f) unless there is something in the subject matter or context inconsistent therewith:

(i)  words in the singular number include the plural and such words shall be construed as if the plural had been used;

(ii)  words in the plural include the singular and such words shall be construed as if the singular had been used; and

(iii)  words importing the use of any gender shall include all genders where the context or the Party referred to so requires, and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.

PART 2 TRANSACTION

2.1 Agreement to Acquire.

Upon the terms and subject to the conditions contained in this Agreement, the Parties hereby agree that BC Co shall acquire the Company. BC Co shall, in its capacity as the sole stockholder of NewCo, approve the Acquisition as soon as reasonably practicable with the intent that the same shall be completed on or before the Closing Date.

2.2 Disclosure Documents.

(i)  Promptly after the execution of this Agreement, the Company and BC Co jointly shall prepare the Listing Statement together with any other documents required by Applicable Securities Law and other applicable Laws and the rules and policies of the CSE in connection with the Acquisition, and complete the Listing Statement for submission to the CSE. BC Co may, after obtaining the approval of the CSE as to the final Listing Statement, file such final Listing Statement on SEDAR.

(ii)  BC Co represents and warrants that the Disclosure Documents will comply in all material respects with all applicable Laws (including Applicable Securities Law), and, without limiting the generality of the foregoing, that the Disclosure Documents shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (provided that BC Co shall not be responsible for the accuracy of any information relating to the Company or the Resulting Issuer that is furnished in writing by the Company for inclusion in the Disclosure Documents).

(iii)  The Company represents and warrants that any information or disclosure relating to the Company or the Resulting Issuer that is furnished in writing by the Company for inclusion in the Disclosure Documents will comply in all material respects with all applicable Laws (including Applicable Securities Law), and, without limiting the generality of the foregoing, that the Disclosure Documents shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (provided that the Company shall not be responsible for the accuracy of any information relating to BC Co or the Resulting Issuer that is furnished in writing by BC Co for inclusion in the Disclosure Documents).

(iv)  The Company, BC Co and their respective legal counsel shall be given a reasonable opportunity to review and comment on drafts of the Disclosure Documents and other documents related thereto, and reasonable consideration shall be given to any comments made by the Company, BC Co and their respective counsel, provided that all information relating solely to BC Co included in the Disclosure Documents shall be in form and content satisfactory to BC Co, acting reasonably, and all information relating solely to the Company included in the Disclosure Documents shall be in form and content satisfactory to the Company, acting reasonably.

(v)  BC Co and the Company shall promptly notify each other if at any time before the date of filing in respect of the Disclosure Documents, either party becomes aware that the Disclosure Documents contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Disclosure Documents and the Parties shall cooperate in the preparation of any amendment or supplement to such documents, as the case may be, as required or appropriate.

(vi) BC Co represents, warrants, covenants and agrees with the Company that:

(A)  the BC Co Shareholder Consent Materials will comply with BC Co’s constating documents and applicable Laws;

(B)  prior to the Closing, BC Co will effect the Name Change, subject to obtaining the prior written consent of the Company, any requisite approvals pursuant to BC Co’s constating documents and from the CSE and registrar of companies for British Columbia; and

(C)  BC Co will immediately notify the Company of any legal or governmental action, suit, judgment, investigation, injunction, complaint, action, suit, motion, judgment, regulatory investigation, regulatory proceeding or similar proceeding by any Person, Government Agency or other regulatory body, whether actual or threatened, with respect to the Acquisition or which could otherwise delay or impede the transactions contemplated hereby.

2.3 Investment Committee Approval.

(a)  As soon as is practicable after the Agreement Date, but in any case prior to the Closing Date, the Manager of the Company will take all action necessary in accordance with applicable Law, the Company Operating Agreement and the Manager Operating Agreement to call, provide notice for, convene, hold and conduct a meeting of the Investment Committee of the Manager or obtain Investment Committee Approval in lieu of such meeting (the “Investment Committee Meeting”) to be held as soon as practicable for the purpose of voting upon approval and adoption of this Agreement and approval of the Acquisition.

(b)  The Manager will recommend that the Investment Committee vote in favor of and approve and adopt this Agreement and approve the Acquisition at the Investment Committee Meeting.

(c)  The Company will use its best reasonable efforts to take all other action necessary or advisable to secure Investment Committee Approval as required by the Manager Operating Agreement, and the Manager as required by the Company Operating Agreement, and applicable Law.

2.4 Acquisition Events.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing

Date:

(i)  BC Co will purchase Company Units from the Selling Members in the amounts set forth on Schedule A attached hereto for an aggregate cash payment of USD$1,500,000, to be distributed pro rata to the Selling Members, (the “Initial Payment”);

(ii)  Immediately after the purchase mentioned in the previous subsection (i), all members of the Company (including the BC Co and the Selling Members as a result of subsection (i) above) shall contribute each issued and outstanding Company Unit held by such members for one (1) fully paid and non-assessable common share of NewCo (collectively, the “NewCo Shares”), and upon the completion of such exchange then each Company Unit and any certificates representing such Company Unit shall be cancelled and replaced with an equivalent number of NewCo Shares and certificates in respect of the same issued in the names of the Selling Members. The contribution by BC Co and the Selling Members of the Company Units is intended to be subject to Section 351 of the Code, and BC Co and the Selling Members are intended to constitute persons “in control” of NewCo for purposes of Section 351(a) of the Code;

(iii)  Upon or concurrent with the completion of the exchange contemplated in subsection (ii), the Company shall become a wholly-owned subsidiary of NewCo;

(iv)  The Selling Members (or their designees) shall have the option to convert the NewCo Shares standing in their names from time to time after the Closing into such number of fully paid and non-assessable BC Co Common Shares that equal a total value of USD$2,500,000 (the “BC Co Payment Shares”) and such number of common share purchase warrants of BC Co with a total value of $1,250,000 USD (the “Warrants”) at a deemed price of CND$0.20 per common share (unless and subject to the deemed price being another value pursuant to this subsection) for each BC Co Payment Share and each whole Warrant issued to the Selling Members (or their designees). Each whole Warrant will be exercisable into one common share of BC Co at an exercise price of CND$0.20 per common share for a period of 36 months from the Closing Date with a forced conversion if BC Co common shares trade at greater than CND$0.60 per share for more than 30 continuous trading days on the CSE. If the Units sold pursuant to the Private Placement are sold for less than CND$0.25 per Unit, then the deemed price of the BC Co Payment Shares and Warrants for the purposes of determining the number of such securities to be issued to Selling Members (or their designees) shall be determined by multiplying the price per Unit by 80%, and the result of such multiplication shall be the deemed price for each BC Co Payment Share and each Warrant to be issued pursuant to this section. Each NewCo common share and any certificates representing such shares of NewCo that have been exchanged pursuant to this subsection shall be cancelled upon the completion of such exchange.

(v)  Prior to the conversion of the BC Co Payment Shares into such number of BC Co Common Shares as set out in Section 2.4(iv) of this Agreement, each Selling Member (or its designees) agrees not to sell, transfer, assign, hypothecate, mortgage, pledge or otherwise similarly alienate any of the common shares of NewCo held by such Selling Member; provided, however, that such Selling Member and its transferees and assigns shall be entitled to transfer such shares to its Permitted Transferees without restriction. For the avoidance of doubt, the Parties hereby acknowledge and agree that Olabs Ventures, LLC shall be entitled, subject to applicable securities laws, rules and regulations, the provisions of the Manager Operating Agreement and Section 2.4(vii) below, to distribute its BC CO Payment Shares to its members after the Closing and prior to conversion of such BC Co Payment Shares to BC Co Common Shares.

(vi)  Prior to the conversion of any or all of their NewCo Shares into such number of BC Co Common Shares as set out in Section 2.4(iv) of this Agreement, each Selling Member hereby vests in BC Co its voting rights in its NewCo Shares and irrevocably constitutes and appoints the Chief Executive Officer of BC Co and its, his or her attorney-in-fact as the undersigned’s true and lawful attorney and proxy in the undersigned’s name, place and stead to vote with respect to any and all voting rights of such Selling Member’s NewCo Shares, including but not limited to, the right, without further signature, consent or knowledge of such Selling Member, with all voting powers such Selling Member would possess if personally present, it being expressly understood and intended by such Selling Member that the foregoing power of attorney and proxy is coupled with an interest; and this power of attorney is a durable power of attorney and will not be affected by disability, incapacity or death of the Selling Member. This proxy shall automatically not terminate without further action of the Parties upon the exchange of such NewCo Shares pursuant to Section 2.4(iv).

(vii)  The NewCo Shares the BC Co Payments Shares and Warrant may be required to be escrowed pursuant to applicable securities legislation as amended from time to time and regulations and rules prescribed thereto, pursuant to the policies of the applicable securities commissions, pursuant to the policies of a stock exchange or trading system on which BC Co seeks to list its securities, or any other securities regulatory body having jurisdiction. Each of Selling Member (or its designee) shall sign any escrow agreement reasonably required by such laws, regulations, rules and policies, and abide by any such restrictions as may be so imposed. In furtherance of this covenant, each Selling Member (or its designee) hereby irrevocably appoints the Chief Executive Officer of BC Co as its, his or her attorney-in-fact and authorizes him as its, his or her attorney-in-fact to approve and sign an escrow agreement on behalf of such Member to provide for escrow of the securities, as the case may be.

2.5 Share Certificates.

On the Closing Date:

(i)  certificates or other evidence representing the Company Units shall cease to represent any claim upon or interest in the Company other than the right of the holder to receive, pursuant to the terms hereof, Resulting Issuer Common Shares in accordance with §2.4; and

(ii)  upon the delivery and surrender by the holder thereof to the Resulting Issuer of certificates representing Company Units, which have been exchanged for Resulting Issuer Common Shares and Warrants in accordance with the provisions of §2.4, the Resulting Issuer shall on the Closing Date, or as soon as practicable thereafter, following the date of receipt by the Resulting Issuer of the certificates referred to above, deliver to each such holder certificates representing the number of Resulting Issuer Common Shares and the number of Warrants to which such holder is entitled or other evidence of ownership.

2.6 Resulting Issuer Board and Management.

Subject to any required approval of the holders of BC Co Common Shares and corporate and securities law requirements (including but not limited to the requirement for BC Co’s audit committee to consist of a majority of independent directors), on or prior to the Closing Date the board of directors and officers of BC Co shall be restructured through resignations and appointments, so that it shall consist of:

(a)  five (5) directors with the Selling Members (collectively and pro rata in accordance with their ownership of Company Units prior to the Closing) and BC Co (or its shareholders, as applicable) each selecting/appointing two (2) board members, and one (1) board member to be mutually agreed upon by the Selling Members and BC Co (or its shareholders, as applicable);

(b)  One (1) observer to the board of the Resulting Issuer appointed at the option of the Selling Members;

(c)  Matthew Dalton Pierce being appointed as Chief Executive Officer of the Resulting Issuer; and

(d)  Such other officers of the Resulting Issuer as appointed by the newly constituted board of the Resulting Issuer after effecting the changes to such board contemplated in this section.

2.7  Structure of NewCo and Surviving Co.

Unless otherwise determined in accordance with Applicable Nevada State Law by Surviving Co, NewCo or their respective stockholders and unitholders, on or prior to the Closing Date, NewCo and Surviving Co shall be restructured as follows:

(i)  Directors and Managers of NewCo and Surviving Co. The board of directors of BC Co shall serve as the board of directors of NewCo and the board of managers of Surviving Co.

(ii)  Officers and Directors. As of the Closing Date, the initial directors of BC Co shall serve as the initial directors of NewCo and Surviving Co.

(iii)  Fiscal Year. The fiscal year end of NewCo and Surviving Co shall be December 31 in each year, unless and until changed by resolution of the board of directors of NewCo and Surviving Co.

(iv)  Registered Office. The registered office of NewCo and Surviving Co shall be the principal place of business of the Company.

(v)  Authorized Capital. The authorized capital of Surviving Co shall be as set forth in the Amendment to Articles and the Restated Operating Agreement.

(vi)  Amendment to Articles and Restated Operating Agreement. The Articles of Organization and the Operating Agreement of Surviving Co shall be amended and restated so as to give effect to this Agreement (as amended, the “Amendment to Articles” and the “Restated Operating Agreement”, respectively).

(vii)  Business and Powers. Except as otherwise prohibited by applicable Laws, there shall be no restriction on the business that NewCo and Surviving Co may carry on or on the powers that NewCo and Surviving Co may exercise.

2.8 Fractional Shares.

No fractional Resulting Issuer Common Shares will be issued or delivered pursuant to the Acquisition as contemplated in this Agreement. Any fractional share will be rounded down to the next lowest number and no consideration will be paid in lieu thereof. In calculating such fractional interests, all securities of the Resulting Issuer registered in the name of, or beneficially held, by a securityholder or their nominee shall be aggregated.

2.9 Effect of Acquisition.

At the Closing Date:

(i)  BC Co shall own or have the power to vote all NewCo Shares, and the Company (referred to as the Surviving Co) shall be a wholly-owned subsidiary of NewCo; and

(ii)  All of the Selling Members shall be shareholders of NewCo.

2.10  Timeline for the Closing of the Private Placement and Affects thereof on the Acquisition.

If BC Co is unable to secure investor interest and/or commitments to complete the Private Placement on the terms described for such Private Placement in this Agreement within 90 days of the date of this Agreement (as such date may be extended pursuant to this Section 2.10, the “Outside Date”), then BC Co may extend the Outside Date by advancing to the Company, within 5 Business Days of the Outside Date (the “Additional Advance Default Date”), the sum of USD$250,000 in addition to the Advance (the “Additional Advance”, and together with the Advance, the “Advances”) which shall extend the Outside Date for a further 60 days.

PART 3

REPRESENTATIONS AND WARRANTIES OF BC CO

As of the Agreement Date, BC Co represents and warrants to and in favour of the Company and the Selling Members as follows, and acknowledges that the Company and the Selling Members are relying upon such representations and warranties in connection with the completion of the transactions contemplated herein:

(a)  Organization, Standing, Corporate Power, Authority and Non-Contravention.

(i)  Each of BC Co and NewCo is a corporation incorporated and validly existing under the laws of the jurisdiction of its incorporation. In each case, each such entity has all requisite corporate power and authority and is duly qualified and holds all material permits, licences, registrations, permits, qualifications, consents and authorizations necessary or required to carry on its business as now conducted and to own, lease or operate the its Assets, and neither BC Co nor, to the knowledge of BC Co, any other Person, has taken any steps or proceedings, voluntary or otherwise, requiring or authorizing the dissolution or winding up of BC Co or NewCo, and BC Co and NewCo have all requisite corporate power and authority to enter into this Agreement and to carry out their obligations hereunder. BC Co is in good standing with respect to the filing of its annual reports;

(ii)  The authorized capital of BC Co consists of an unlimited number of BC Co Common Shares, of which 36,091,015 BC Co Common Shares are issued and outstanding as fully paid and non-assessable shares in the capital of BC Co. Additionally, BC Co has 17,900,000 common share purchase warrants outstanding with each such warrant exercisable into one BC Co Common Shares. The authorized capital of NewCo consists of 100,000,000 NewCo Shares, of which 10 NewCo Shares are issued and outstanding as fully paid and non- assessable shares in the capital of NewCo; Other than Opal Energy Inc., a wholly- owned subsidiary incorporated under the laws of the state of Texas and NewCo, BC Co has no direct or indirect subsidiaries nor any investment in any Person or any agreement, option or commitment to acquire any such investment. All of the issued and outstanding securities of NewCo are held by BC Co. Except as contemplated by this Agreement, NewCo has no direct or indirect subsidiaries nor any investments in any Person or any agreement, option or commitment to acquire any such investment;

(iii)  BC Co is a “reporting issuer” in the Provinces of British Columbia, Alberta, Ontario and Quebec within the meaning of applicable securities laws, is not in default of any requirement of any applicable securities laws and neither the CSE nor any other regulatory authority having jurisdiction has issued any order preventing or suspending trading of any securities of BC Co, unless required for the completion of the transactions contemplated in this Agreement;

(iv)  BC Co has been conducting its business in compliance in all material respects with all applicable Laws and regulations of each jurisdiction in which it carries on business and has not received a notice of non-compliance, and, to the knowledge of BC Co, there are no facts that would give rise to a notice of noncompliance with any such laws and regulations. NewCo is a newly-formed entity and has not commenced business operations;

(v)  No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or governmental entity is required by or with respect to BC Co or NewCo in connection with the execution and delivery of this Agreement by BC Co or NewCo, the performance of the obligations of BC Co or NewCo hereunder or the consummation by BC Co or NewCo of the transactions contemplated hereby other than: (i) the approval of the Listing Statement and the Acquisition by the CSE; (ii) the approval of the BC Co Shareholder Consent Materials by the shareholders of BC Co, (iii) any other consent, approval, order, authorization, registration, declaration, or filing as contemplated by this Agreement, and (iv) any other consents, notice, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on BC Co or NewCo or prevent or materially impair BC Co’s or NewCo’s ability to perform its obligations hereunder;

(vi)  Each of the execution and delivery of this Agreement, the performance by each of BC Co and NewCo of its obligations hereunder and the consummation of the transactions contemplated in this Agreement, including the Acquisition and the issue of the Resulting Issuer Common Shares and Warrants upon the Acquisition, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, whether after notice or lapse of time or both of (i) any statute, rule or regulation applicable to BC Co or NewCo, including Applicable Securities Law; (ii) the constating documents, articles, bylaws or resolutions of BC Co or NewCo, (iii) any mortgage, note, indenture, contract, agreement, joint venture, partnership, instrument, lease or other document to which BC Co or NewCo is a party or by which it is bound; or (iv) any judgment, decree or order binding BC Co or NewCo or their respective assets;

(vii)  This Agreement has been duly authorized and executed by BC Co and NewCo and constitutes a valid and binding obligation of each of them and shall be enforceable against each of them in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principals when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable Law;

(viii)  Other than this Agreement, BC Co is not currently party to any agreement in respect of: (i) the purchase of any property or assets or any interest therein or the sale, transfer or other disposition of any property or assets or any interest therein currently owned, directly or indirectly, by BC Co whether by asset sale, transfer of shares or otherwise; or (ii) the change of control of BC Co (whether by sale or transfer of shares or sale of all or substantially all of the BC Co Assets or otherwise); and

(ix)  BC Co is not in violation of its constating documents or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract to which it is a party or by which it or its property may be bound.

(b)  Financial Statements and Taxes.

(i)  BC Co is a taxable Canadian corporation for Canadian tax purposes and all Taxes due and payable or required to be collected or withheld and remitted, by BC Co and NewCo have been paid, collected or withheld and remitted as applicable (except where failure to do so would not be Materially Adverse). All tax returns, declarations, remittances and filings required to be filed by BC Co and NewCo have been filed with all appropriate Government Agencies and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading (except for such Tax returns and reports with respect to which the failure to timely file would not be Materially Adverse). BC Co has not received notice of any examination of any tax return of BC Co or NewCo, and to the knowledge of BC Co, no such examination is currently in progress by any Government Agency and there are no issues or disputes outstanding with any Government Agency respecting any Taxes that have been paid, or may be payable, by BC Co or NewCo. There are no agreements, waivers or other arrangements with any taxation authority providing for an extension of time for any assessment or reassessment of Taxes with respect to BC Co or NewCo;

(ii)  BC Co has established on its books and records reserves or otherwise made provisions that are adequate for the payment of all Taxes not yet due and payable and there are no liens for Taxes on the BC Co Assets or NewCo, and, to the knowledge of BC Co, there are no audits pending of the tax returns of BC Co or NewCo (whether federal, state, provincial, local or foreign) and there are no claims which have been asserted relating to any such tax returns; and

(iii)  No holder of outstanding BC Co Common Shares is entitled to any pre-emptive or any similar rights to subscribe for any BC Co Common Shares or other securities of BC Co, and except as contemplated by this Agreement, no rights to acquire, or instruments convertible into or exchangeable for, any securities in the capital of BC Co or NewCo are outstanding.

(c)  Undisclosed Liabilities.

(i)  Other than as disclosed in BC Co’s Financial Statements, BC Co does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that individually or in the aggregate, are Materially Adverse. NewCo does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that individually or in the aggregate, are Materially Adverse; and

(ii)  No third party has any ownership right, title, interest in, claim in, lien against or any other right to the BC Co Assets purported to be owned by BC Co. No third party has any ownership right, title, interest in, claim in, lien against or any other right to Assets purported to be owned by NewCo.

(d)  Litigation. To the knowledge of BC Co with respect to all of the following in this subsection, no legal or governmental actions, suits, judgments, investigations or proceedings are pending to which BC Co or NewCo, or the directors, officers or employees of BC Co or NewCo are a party or to which the BC Co Assets or the Assets of NewCo (if any) are subject and no such proceedings are pending with respect to BC Co or NewCo or threatened against BC Co or NewCo, or with respect to their Assets. To the knowledge of BC Co with respect of the following, BC Co and NewCo are not subject to any judgment, order, writ, injunction, decree or award of any Government Agency.

(e)  Suspension of Trading in Securities.

(i)  Except as required in connection with the Acquisition and the transactions contemplated in this Agreement, no order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of BC Co (including the BC Co Common Shares) has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or, to the knowledge of BC Co, are pending, contemplated or threatened by any regulatory authority.

(f) Material Contracts.

(i)  Other than in the ordinary course of business, BC Co and NewCo are not parties to any material contract, written or oral, or any other contract, written or oral, involving an amount in excess of $20,000 other than this Agreement (collectively, the “BC Co Contracts”);

(ii)  To the knowledge of BC Co with respect to all of the following in this subsection, any and all material Contracts of BC Co and NewCo are valid and subsisting agreements in full force and effect, enforceable in accordance with their respective terms, neither BC Co (or NewCo, as applicable) nor any other party thereto is in material default or breach of any BC Co Contract and, , there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute a material default or breach under any BC Co Contract which would give rise to a right of termination on the part of any other party to a BC Co Contract;

(iii)  BC Co and NewCo are not parties to any agreement, nor, to the knowledge of BC Co, is there any shareholders agreement or other contract which in any manner affects the voting control of any of the securities of BC Co or NewCo;

(iv)  There is no agreement, plan or practice of BC Co or NewCo relating to the payment of any management, consulting, service or other fee or any bonus, pensions, share of profits or retirement allowance, insurance, health or other employee benefit other than in the ordinary course of business or in respect of professional service fees;

(v)  BC Co and Newco do not have employees. There are no employment contracts, agreements or engagements, either oral or written, with any director or officer of BC Co or NewCo; and

(vi)  None of the directors or officers of BC Co or NewCo or any associate or Affiliate of any of the foregoing has any interest, direct or indirect, in any transaction or any proposed transaction with BC Co or NewCo that materially affects, is material to or will materially affect BC Co or NewCo. BC Co is not indebted to: (i) any director, officer or shareholder of BC Co or NewCo (other than in respect of the reimbursement of expenses and fees incurred on behalf of BC Co and NewCo in the ordinary course of business); (ii) any individual related to any of the foregoing by blood, marriage or adoption; or (iii) any corporation controlled, directly or indirectly, by any one or more of those Persons referred to in this Part 3(f)(vi). None of those Persons referred to in this Part 3(f)(vi) is indebted to BC Co. Except as disclosed by BC Co to the Company in writing. BC Co and NewCo are not currently parties to any contract, agreement or understanding with any officer, director, employee, shareholder or any other Person not dealing at arm’s length with BC Co or NewCo.

(g)  Liens. There are no encumbrances or liens (registered or, to the knowledge of BC Co, unregistered) against any of the Assets.

(h)  Premises. With respect to each premises which is material to BC Co and which BC Co occupies, whether as owner or as tenant (collectively the “Leased Premises”), BC Co occupies the Leased Premises and has the exclusive right to occupy and use the Leased Premises and each of the leases pursuant to which BC Co occupies the Leased Premises is in good standing and in full force and effect under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made of such property and buildings by BC Co.

(i)  No Other Commissions. Except as contemplated by the BC Co Finder’s Fee, the Finder Fee, and the Finder Warrants there is no Person acting at the request or on behalf of BC Co or NewCo that is entitled to any brokerage or finder’s fee or other compensation in connection with the transactions contemplated by this Agreement.

PART 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLING MEMBERS

4.1 Representations and Warranties of the Company.

As of the Agreement Date, the Company represents and warrants to and in favour of BC Co and NewCo as follows, and acknowledges that BC Co and NewCo are relying upon such representations and warranties in connection with the completion of the transactions contemplated herein:

(a) Organization, Standing, Corporate Power, Authority and Non-Contravention.

(i)  The Company is a limited liability company organized and validly existing under the laws of the State of Nevada, is in good standing with respect to the filing of its annual or similar reports, and has all requisite limited liability company power and authority and is duly qualified and holds all material permits, licences, registrations, qualifications, consents and authorizations necessary or required to carry on its business as now conducted and to own, lease or operate its Assets and neither the Company nor, to the knowledge of the Company, any other Person, has taken any steps or proceedings, voluntary or otherwise, requiring or authorizing the dissolution or winding up of the Company, and the Company has all requisite corporate power and corporate authority to enter into this Agreement and to carry out its obligations hereunder;

(ii)  The Company is not a “reporting issuer” or equivalent in any jurisdiction;

(iii)  To the knowledge of the Manager and the officers of the Company, acting reasonably, no securities of the Company are listed or quoted on any stock exchange, quotation or trading system;

(iv)  The authorized capital of the Company consists of an unlimited number of Class A units and Class B units (collectively being “Company Units”) of which 7,325 Class A units and 2,675 Class B units are issued and outstanding;

(v)  No Person has any written or oral agreement, option or warrant or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming such for the purchase or acquisition of any securities of the Company;

(vi)  The Company has no subsidiaries, nor any interest in any body corporate, partnership, joint ventures or other entity or Person and the Company is not a party to any agreement, option or commitment to acquire any shares or securities of any body corporate, partnership, trust, joint venture or other entity or Person (other than as contemplated by this Agreement);

(vii)  Except as set forth on Section 4.1(a)(vii) of Schedule D attached hereto (the “Disclosure Schedule”), the Company has been conducting its business in compliance in all material respects with all applicable Laws and regulations of each jurisdiction in which it carries on business and has not received a notice of material non-compliance, and, to the knowledge of the Company, there are no facts that would give rise to a notice of material noncompliance with any such laws and regulations;

(viii)  No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or governmental entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company, the performance of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby other than: (i) Investment Committee Approval in accordance with the Company Operating Agreement, Manager Operating Agreement and applicable Law; (ii) consent of the Manager with respect to the Company’s Class B units pursuant to the Company Operating Agreement; and (iii) any other consents, notice, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially impair the Company’s ability to perform its obligations hereunder;

(ix)  Each of the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated in this Agreement, including the Acquisition, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, whether after notice or lapse of time or both, of (i) any statute, rule or regulation applicable to the Company, its business or operations, including Applicable Securities Law; (ii) the Articles of Organization and Operating Agreement or resolutions of the Company which are in effect at the date hereof; (iii) any mortgage, note, indenture, contract, agreement, joint venture, partnership, instrument, lease or other document to which the Company is a party or by which it is bound; or (iv) any judgment, decree or order binding the Company or the Assets;

(x)  This Agreement has been duly authorized and executed by the Company and constitutes a valid and binding obligation of the Company and shall be enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable Law; and

(xi)  The Company is not in violation of its constating documents or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract to which it is a party or by which it or its property may be bound.

(b) Intellectual Property.

(i)  The Company has the exclusive right to use, sell, license, sub-license and prepare derivative works for and dispose of and has the rights to bring actions for the infringement or misappropriation of all Intellectual Property of the Company, which is material to the Company’s business as currently conducted or proposed to be conducted, or which it has registered or applied for registration (the “Company-Owned Intellectual Property”) and the Company has not licensed, conveyed, assigned or encumbered any of the Company’s Intellectual Property that it owns. All registrations and filings necessary to preserve the rights of the Company to the Company-Owned Intellectual Property have been made and are in good standing.

(ii)  Schedule “C” hereto sets out all of the Company’s Intellectual Property registrations and applications.

(iii)  All pending applications for registration of the Company-Owned Intellectual Property (which are fully described in Schedule “C”) are in good standing with the appropriate offices and assignments have been recorded in favour of the Company to the extent recordation within a timely manner is required to preserve the rights thereto.

(iv)  The execution and delivery of this Agreement or any agreement contemplated hereby will not breach, violate or conflict with any instrument or agreement governing any of the Company’s Intellectual Property, will not cause the forfeiture or termination of any of the Company’s Intellectual Property or in any way exclude the right of the Company to use, sell, license or dispose of or to bring any action for the infringement of any of the Company’s Intellectual Property (or any portion thereof).

(v)  There are no royalties, honoraria, fees or other payments payable by the Company to any Person by reason of, or in respect of, the ownership, use, license, sale or disposition of any of the Company-Owned Intellectual Property and there are no restrictions on the ability of the Company or any successor to or assignee from the Company to use and exploit all rights in such Intellectual Property.

(vi)  All maintenance fees due with respect to the Company-Owned Intellectual Property, if and as applicable, have been paid in a timely manner.

(c)  Financial Statements.

(i)  The Company’s Financial Statements:

(A)  present fairly, in all material respects, the financial position of the Company as at the dates thereof and the results of its operations and the changes in unitholders’ equity and cash flows of the Company for the periods specified;

(B)  do not contain any untrue statement of a material fact or omit to state a material fact required to be stated under applicable accounting principles or that is necessary to make a statement not misleading in light of the circumstances; and

(C) have been prepared in accordance with IFRS.

(ii)  The Company’s auditors who audited or reviewed the Company’s Financial Statements are independent public accountants.

(d)  Undisclosed Liabilities. Other than as disclosed in the Company’s Financial Statements, the Company does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, are Materially Adverse.

(e)  Absence of Certain Changes or Events. Other than the transactions contemplated herein and other than as disclosed in the Company’s Financial Statements or the Disclosure Documents, since September 30, 2015, the Company has conducted its business only in the ordinary course and:

(i)  there has not been any event, change, effect or development (including any decision to implement such a change made by the Manager of the Company in respect of which senior management believes that confirmation of the Manager is probable), which, individually or in the aggregate, is Materially Adverse;

(ii)  there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company Units; and

(iii)  no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) that is Materially Adverse has been incurred.

(f)  Taxes. As of the date of this Agreement, if required, the Company has duly and in a timely manner filed all Tax returns and reports required by Laws to have been filed by it (except for such Tax returns and reports with respect to which the failure to timely file would not be Materially Adverse), has duly reported all income and other amounts required to be reported and has paid all Taxes to the extent that such Taxes have been assessed by the relevant taxation authority and are due and payable (except where failure to do so would not be Materially Adverse). To the extent required, except where failure to do so would not be Materially Adverse, the Company has duly and in a timely manner paid, deducted, withheld, collected and remitted all Taxes required to be paid, deducted, withheld, collected and remitted by it and has made full provision, in accordance with IFRS for (including properly accruing and reflecting on its books and records) all Taxes that are not yet due, that relate to periods (or portions thereof) ending prior to the date of this Agreement. The Company’s Financial Statements contain adequate provision for all Taxes, assessments and levies imposed on the Company, or its property or rights arising out of operations on or before the date of the balance sheet set forth in the Company’s Financial Statements in accordance with IFRS regardless of whether such amounts are payable before or after the Closing Date. No deficiency in payment of any Taxes for any period has been asserted by any Government Agency and remains unsettled at the date hereof. There are no actions, suits, examinations, proceedings, investigations, audits or claims now pending or threatened or, to the knowledge of the Company, contemplated against the Company in respect of any Taxes and there are no matters under discussion with any Government Agency relating to any Taxes.

(g)  Pre-Emptive Rights. No holder of outstanding securities of the Company will be entitled to any pre-emptive or any similar rights to subscribe for securities of the Company at any time prior to or concurrent with the Closing of the Acquisition, including without limitation, pursuant to the Company’s Articles of Organization and Operating Agreement.

(h)  Change in Law. To the knowledge of the Manager and the officers of the Company, there is no pending change to any applicable law that would reasonably be expected to have an effect that would be Materially Adverse.

(i)  Employment Matters.

(i)  The Company has not had, and does not currently have any collective bargaining agreements with respect to its Employees and, to the knowledge of the Company, no accreditation request or other representation question is pending with respect to its Employees. There is no labour strike, dispute or stoppage pending or, to the knowledge of the Company after due inquiry, threatened against the Company, and the Company has not experienced any labour strike, dispute, slowdown or stoppage or other labour difficulty involving its Employees.

(ii)  The Company is not subject to any litigation (actual or, to the knowledge of the Manager or the officers of the Company, threatened) relating to employment or termination of employment of its Employees, other than those claims or litigation that are not, individually or in the aggregate, Materially Adverse.

(iii)  The Company has operated in accordance with all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations, except where failure to do so would not reasonably be expected to have an effect that would be Materially Adverse, and there are no current, pending or, to the knowledge of the Company, threatened proceedings before any Government Agency with respect thereto.

(iv)  No current or former employee or officer of the Company is entitled to a severance, termination or other similar payment as a result of the Acquisition.

(v)  Other than as contemplated by this Agreement, no Person is entitled: (i) to a payment under a Contract with the Company as a result of the Acquisition; or

(ii) to terminate a Contract with the Company, as a result of the Acquisition.

(j)  Bankruptcy, Insolvency. No bankruptcy, insolvency or receivership proceedings have been instituted by the Company or, to the knowledge of the Company, are pending against the Company.

(k)  Books and Records. The minute books of the Company contain minutes of all material resolutions of the Manager of the Company and the Company Unitholders held, and full access thereto has been provided to BC Co and its counsel.

(l)  Non-Arm’s Length Transactions. Other than the Company Operating Agreement, employment agreements, consulting agreements, Intellectual Property assignments, confidentiality agreements or other agreements pursuant to which Employees may grant or assign rights in Intellectual Property to the Company or receive compensation, between the Company and its Employees, and other than as disclosed in the Company’s Financial Statements or the Disclosure Documents, there are no Contracts or other transactions currently in place between the Company and (i) any officer or Manager of the Company; (ii) any holder of the Company Units or other securities of the Company; or (iii) any associate or affiliate of the foregoing.

(m)  Litigation. Other than as disclosed in the Company’s Financial Statements, to the knowledge of the Manager and the officers of the Company with respect to all of this subsection, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company and there is no judgment, decree, injunction, rule or order of any Government Agency or arbitrator outstanding against the Company.

(n)  No Other Commissions. There are no persons acting or purporting to act at the request or on behalf of the Company that are entitled to any brokerage or finder’s fee in connection with the transactions contemplated in connection with this Agreement.

(o) Contracts.

(i)  Other than as set forth on Section 4.1(o) of the Disclosure Schedules, the Company does not have any material Contracts as of the date hereof.

(ii)  To the knowledge of the Company, and except as otherwise set forth on Section 4.1(o) of the Disclosure Schedules, any and all material Contracts of the Company are valid and subsisting agreements in full force and effect, enforceable in accordance with their respective terms, and the Company is not in default of any of the provisions of any such Contracts, except for any defaults that are not, individually or in the aggregate, reasonably be expected to have an effect that would be Materially Adverse.

(iii)  Other than the Company Operating Agreement and the Manager Operating Agreement, the Company is not a party to or bound or affected by any commitment, agreement or document which would prohibit or restrict the Company from entering into this Agreement or completing the Acquisition.

(p)  Liens. There are no encumbrances or liens (registered or, to the knowledge of the Manager or the officers of the Company, unregistered) against any of the Assets.

(q)  Premises. With respect to each premises which is material to the Company and which the Company occupies, whether as owner or as tenant (collectively the “Leased Premises”), the Company occupies the Leased Premises and has the exclusive right to occupy and use the Leased Premises and each of the leases pursuant to which the Company occupies the Leased Premises is in good standing and in full force and effect under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made of such property and buildings by the Company.

4.2 Representations and Warranties of the Selling Members.

As of the Agreement Date, each of the Selling Members represents and warrants, with respect to its interests in the Company, severally and not jointly, to and in favour of each of BC Co and NewCo as follows, and each acknowledges that BC Co and NewCo are relying upon such representations and warranties in connection with the completion of the transactions contemplated herein:

(a)  The Selling Member is the beneficial and registered holder of the Company Units set forth opposite its name on Schedule A, free and clear from any encumbrances, grant of security interests, pledges, or any other claims that would prevent the sale or transfer of the Selling Members Company Units to BC Co pursuant to this Agreement, except as set forth in the Company Operating Agreement and the Manager Operating Agreement;

(b)  The Selling Member has the requisite capacity and authority (as applicable) to enter into this Agreement and this Agreement is enforceable against the Selling Member subject to applicable Laws;

(c)  The Company Units owned by the Selling Member are not used as security or any kind or type of collateral;

(d)  The Selling Member is not prohibited from entering into this Agreement by Laws applicable to such Selling Member and such Laws are not violated by the Selling Member’s entry into this Agreement, and the entry into this Agreement does not result in a breach by the Selling Member of any agreement or arrangement (whether written or oral) to which the Selling Member is a party; and

(e)  The Selling Member has not optioned or agreed to assign or transfer any of the securities (or interests, rights or privileges related thereto) of the Company such member holds or has control over, except in accordance with this Agreement as applicable.

PART 5

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby as follows:

(a)  The representations and warranties contained in Part 3(a) (Organization, Standing, Corporate Power, Authority and Non-Contravention), Part 3(b) (Financial Statements and Taxes), Part 3(i) (No Other Commissions), Section 4.1(a) (Organization, Standing Corporate Power, Authority and Non-Contravention), Section 4.1(f) (Taxes), Section 4.1(n) (No Other Commissions), and Section 4.2 (Representations and Warranties of the Selling Members) (each, a “Fundamental Representation,” and, collectively, the “Fundamental Representations”) shall not terminate;

(b)  All other representations and warranties contained in this Agreement shall terminate on the eighteen (18) month anniversary of the Closing date; and

(c)  The covenants and other agreements set forth in this Agreement shall not terminate, except to the extent of any fixed duration set forth herein or as otherwise waived by the non-breaching party pursuant to Section 11.10;

provided that (i) any representation or warranty that would otherwise terminate in accordance with the foregoing shall survive and continue in full force and effect, if a written notice shall have been timely given in accordance with Section 10.3(d) on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Section 10.3, and (ii) the obligations of the Selling Members to indemnify, defend, and hold harmless BC Co pursuant to Section 10.3 on one hand, and the obligations of BC Co, Surviving Co and NewCo to indemnify, defend and hold harmless the Selling Members pursuant to Section 10.3 on the other hand for any claim based on willful misrepresentation, willful breach, willful misconduct or fraud, shall not terminate.

PART 6

COVENANTS OF THE COMPANY AND SELLING MEMBERS

6.1 Covenants of the Company.

The Company hereby covenants and agrees with BC Co and NewCo as follows until the earlier of the Closing Date or Termination Date in accordance with the terms of this Agreement:

6.2 Necessary Consents.

The Company shall use its commercially reasonable efforts to obtain from the Company’s Manager, unitholders and all federal, state or other governmental or administrative bodies such approvals or consents as are required to complete the transactions contemplated herein.

6.3 Ordinary Course.

Company shall continue to conduct its business and affairs in the ordinary and normal course of business and agrees not to enter into or terminate any material contracts or transactions or to incur any liabilities, other than in the ordinary course of business, with respect to its businesses, without first obtaining the prior written consent of BC Co, such consent not to be unreasonably withheld.

6.4 Non-Solicitation/Standstill.

Unless as contemplated by this Agreement, the Company hereby covenants and agrees from the date hereof until the Termination Date not to, directly or indirectly, solicit, initiate, knowingly encourage, agree to, cooperate with or facilitate (including by way of furnishing any non-public information or entering into any form of agreement, arrangement or understanding) any bid, the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction or propose any activities or solicitations in opposition to or in competition with the Acquisition, including but not limited to the sale or transfer of the assets or business of the Company, including without limitation the merger or the sale of such assets or securities of the Company, or an investment in the Company. In the event the Company or any of its Affiliates, including any of their officers, managers or directors, receives any form of offer or inquiry in respect of the foregoing, the Company shall forthwith (in any event within two (2) Business Days following receipt) notify BC Co of such offer or inquiry and provide BC Co with the material terms of the same. Notwithstanding the foregoing, the Company may engage in any of the foregoing activities if the manager of the Company has determined in good faith, after consultation with its outside legal counsel, that failure to engage in any such activity would be inconsistent with its fiduciary duties under applicable law.

6.5 Restrictive Covenants.

The Company hereby covenants and agrees until the Termination Date not to, without BC Co’s prior written consent, which may not be unreasonably withheld:

(i)  issue any debt, equity or other securities;

(ii)  borrow money or incur any indebtedness for money borrowed, except in the ordinary course of business;

(iii)  make loans, advances or other payments to directors, officers, employees or consultants of the Company, other than (i) payments made in the ordinary course of business (including payment of salaries or consultant fees at current rates); or (ii) routine advances or payments to directors, officers, employees or consultants of the Company for expenses incurred on behalf of the Company in the ordinary course of business;

(iv)  declare or pay any dividends or distribute any of the Company’s properties or Assets to its unitholders;

(v)  alter or amend the Company’s Articles of Organization and Operating Agreement, except as required to give effect to the matters contemplated herein; or

(vi)  except as otherwise permitted or contemplated herein, enter into any transaction or material contract which is not in the ordinary course of business or engage in any business enterprise or activity materially different from that carried on or contemplated by the Company as of the date hereof.

6.6 All Other Action.

The Company shall cooperate with BC Co and will use all reasonable commercial efforts to assist BC Co in its efforts to complete the Acquisition, unless such cooperation and efforts would subject the Company to material cost or liability or would be in breach of applicable statutory or regulatory requirements.

6.7 Use of Proceeds of Advances are Restricted.

Until Closing, the Company shall not make any distribution of the Advances or otherwise pay any of the Advances to its members or their affiliates (with the exception of salaries paid to employees or consultants, who are also members of the Company, in the ordinary course of business), and shall otherwise restrict its use of the Advances to operating expenses.

6.8 Notification of Changes.

The Company shall notify BC Co of any significant developments or material change relating to the Company, its business, assets or financial condition promptly after becoming aware of any such development or change.

6.9 Covenants of the Selling Members.

Each Selling Member covenants and agrees with BC Co and NewCo, in relation to the interest it has in the Company, as follows until the earlier of the Closing Date or Termination Date in accordance with the terms of this Agreement:

(a)  The Selling Member will remain the beneficial and registered holder of the Company Units free and clear from any encumbrances, grant of security interests, pledges, or any other claims that would prevent the sale or transfer of the Selling Members Company Units to BC Co pursuant to this Agreement;

(b)  The Selling Member will have the requisite capacity and authority (as applicable) to complete the transactions contemplated in this Agreement and this Agreement is enforceable against the Selling Member subject to applicable Laws;

(c)  The Company Units owned by the Selling Member will not be used as security or any kind or type of collateral; and

(d)  The Selling Member will not take any action (unless required by applicable Law) that would prohibit the Selling Member from completing the transactions contemplated by this Agreement pursuant to Laws applicable to such Selling Member or would materially violate such Laws, and the Selling Member will not enter into any agreement or arrangement (whether written or oral) that would result in the Selling Member not being able to sell or transfer the Company Units to BC Co pursuant to this Agreement.

6.10 Covenants in Relation to the Manager.

Except as otherwise contemplated by this Agreement, Company shall promptly notify BC Co of any notification from OLabs Ventures, LLC or its representative(s) to the Company that OLabs Ventures, LLC will cease acting as the Manager. The Company shall promptly notify BC Co with respect to any party replacing OLabs Ventures, LLC as the Manager.

PART 7

COVENANTS OF BC CO

BC Co hereby covenants and agrees with the Company as follows until the earlier of the Closing Date or the Termination Date in accordance with its terms of this Agreement:

7.1 Necessary Consents.

BC Co shall use its commercially reasonable efforts to obtain from BC Co’s directors, shareholders, the CSE, and all federal, provincial, municipal or other governmental or administrative bodies (if applicable) such approvals or consents as are required to complete the transactions contemplated herein (including approval of its shareholders of the BC Co Shareholder Consent Materials and the approval of the CSE of the listing of Resulting Issuer Common Shares and the Warrants to be issued pursuant to this Agreement).

7.2 Ordinary Course.

BC Co shall continue to conduct its business and affairs in the ordinary and normal course of business and agrees not to enter into or terminate any material contracts or transactions or to incur any liabilities, other than in the ordinary course of business, with respect to its businesses, without first obtaining the prior written consent of the Company, such consent not to be unreasonably withheld.

7.3 Non-Solicitation.

Unless as contemplated by this Agreement, BC Co hereby covenants and agrees from the date hereof until the Termination Date not to, directly or indirectly, solicit, initiate, knowingly encourage, agree to, cooperate with or facilitate (including by way of furnishing any non-public information or entering into any form of agreement, arrangement or understanding) any bid, the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction or propose any activities or solicitations in opposition to or in competition with the Acquisition, including but not limited to the sale or transfer of the assets or business of BC Co, including without limitation the merger or the sale of such assets or securities of BC Co, or an investment in BC Co. In the event BC Co or any of its Affiliates, including any of their officers or directors, receives any form of offer or inquiry in respect of the foregoing, BC Co shall forthwith (in any event within two (2) Business Days following receipt) notify BC Co of such offer or inquiry and provide BC Co with the material terms of the same. Notwithstanding the foregoing, BC Co may engage in any of the foregoing activities if its board of directors has determined in good faith, after consultation with its outside legal counsel, that failure to engage in any such activity would be inconsistent with its fiduciary duties under applicable law.

7.4 Restrictive Covenants.

Except as contemplated by this Agreement, BC Co hereby covenants and agrees until the Termination Date not to, without the Company’s prior written consent, which may not be unreasonably withheld:

(i)  issue any debt, equity or other securities;

(ii)  borrow money or incur any indebtedness for money borrowed, except in the ordinary course of business;

(iii)  make loans, advances or other payments to directors, officers, employees or consultants of BC Co, other than (i) payments made in the ordinary course of business (including payment of salaries or consultant fees at current rates); or (ii) routine advances or payments to directors, officers, employees or consultants of BC Co for expenses incurred on behalf of BC Co in the ordinary course of business;

(iv)  declare or pay any dividends or distribute any of BC Co’s properties or Assets to the BC Co Shareholders;

(v)  alter or amend the articles of incorporation or articles of BC Co, except as required to give effect to the matters contemplated herein; or

(vi)  except as otherwise permitted or contemplated herein, enter into any transaction or material contract which is not in the ordinary course of business or engage in any business enterprise or activity materially different from that carried on or contemplated by BC Co as of the date hereof.

7.5 NewCo.

NewCo shall be validly subsisting and in good standing under Applicable Nevada State Law immediately prior to the Acquisition. BC Co covenants and agrees that NewCo shall not carry on any business and shall not enter into any contracts, agreements, commitments, indentures or other instruments prior to the Closing Date other than this Agreement and as required to effect the Acquisition.

7.6 All Other Action.

BC Co and NewCo shall cooperate with the Company and will use all reasonable commercial efforts to assist the Company in its efforts to complete the Acquisition unless such cooperation and efforts would subject BC Co or NewCo to material cost or liability or would be in breach of applicable statutory and regulatory requirements.

7.7  Consulting/Employment Agreements & other Agreements with Pierce, O’Connell and Technical Lead.

(a)  BC Co shall have entered, before or by the Closing Date and time, into (or made such reasonable attempts to enter into) employment or consulting agreements with each of Matthew Dalton Pierce (“Pierce”), John Michael O’Connell ( “O’Connell”), and a technical lead employee reasonably satisfactory to the parties (“Technical Lead”).

(b)  In connection with the Acquisition and the consideration to be paid to Pierce and O’Connell pursuant to this Agreement, each of Pierce and O’Connell (each, an “Executive”) acknowledge and agree that:

(i)	beginning on the Closing Date and ending on the earlier of: (i) the second anniversary of the Closing Date or (ii) the date of termination of the Executive’s employment with BC Co by BC Co for Just Cause or termination by the Executive for Good Reason (as defined in the employment agreements referenced in subsection (a) above), the Executive shall not, either directly or indirectly, as an agent, employee, or in any other capacity, engage or participate in any business within the United States that is competitive with the business of BC Co, provided that following such restricted period the Executive shall not be prohibited in any manner whatsoever from obtaining employment with or otherwise forming or participating in a business competitive to the business of BC Co after termination of employment with BC Co; provided, however:

(A)  Pierce will not be found to have breached this Section 7.7(b) if he participates in the following permitted activities: participation in the management and business activities of OLabs Ventures, LLC and existing and future portfolio companies of OLabs Ventures, LLC; ownership or participation in the business activities of Robot Dinosaur Games, LLC; and teaching (in any capacity) at the University of California, Los Angeles; and

(B)  O’Connell will not be found to have breached this Section 7.7(b) if he participates in the following permitted activities: ownership and participation in the management and business activities of Upright Cartridge Brigade and Knights’ Path.

(c)  In connection with the Acquisition and the consideration to be paid to Pierce and O’Connell under the agreements mentioned in subsection (a) above, each of the Executives acknowledge and agree that:

(i)	beginning on the Closing Date and ending on the earlier of: (i) the second anniversary of the Closing Date and (ii) the date of termination or resignation of the Executive’s employment with BC Co for any reason whatsoever, he will not, directly or indirectly, solicit, induce or encourage, or take any action that could reasonably be expected to have the effect of inducing or encouraging any officer, employee, contractor, agent or consultant of BC Co or any of its subsidiaries away from employment with BC Co, whether or not such person would commit a breach of contract by reason of leaving BC Co; and

(ii)	beginning on the Closing Date and ending on the earlier of: (i) the first anniversary of the Closing Date and (ii) the date of termination or resignation of the Executive’s employment with BC Co for any reason whatsoever, he will not, directly or indirectly, contact or solicit any designated customers or clients of BC Co or any of its subsidiaries for the purpose of selling to the designated customers or clients any products or services which are the same as or substantially similar to, or in any way competitive with, the products or services sold by BC Co or any of its subsidiaries during the Executive’s period of employment with BC Co or at the end thereof, as the case may be. For the purposes of this section, a “designated customer or client” means a person who was a customer or client of BC Co or of any of its subsidiaries during some part of the Executive’s period of employment with BC Co, and whom the Executive had direct dealings at any time within the last twelve (12) months of employment.

(d)  The agreements for Pierce, the Technical Lead and O’Connell mentioned in subsection (a) above will be for a minimum term of two (2) years from the Closing Date (the “Initial Term”) and will provide for the payment of minimum annual base salaries of one hundred sixty thousand dollars (USD$160,000) for each of Pierce and the Technical Lead and one hundred twenty thousand dollars (USD$120,000) for O’Connell, respectively, and minimum annual bonuses of 25% of such base salaries for each of Pierce and O’Connell and 12.5% for the Technical Lead, respectively (prior to applicable taxes and withholdings and in accordance with BC Co’s regular payroll practices). Such agreements shall provide that if Pierce, the Technical Lead or O’Connell are terminated without cause or leave for good reason prior to the end of the Initial Term, each shall be entitled to payment for any unpaid base salary through the end of the Initial Term.

(e)  BC Co shall have entered, before or by the Closing Date and time, into (or made such reasonable attempts to enter into) agreements to issue warrants and options to purchase common shares and to pay additional cash compensation to Pierce, O’Connell and the Technical Lead (or their designees) in addition to the base salary and bonuses described in the aforementioned agreements in this section and in accordance with Schedule “B”, unless such provision has been included in the agreements mentioned in subsection (a) above.

(f)  The foregoing sets out the general intention of the Parties with respect to such employment or consulting agreements or other agreements mentioned in this section, and the Parties will cooperate with each other in redesigning the structure of the Acquisition contemplated herein if so requested by the other in order to optimize the tax efficiency of the Acquisition, including changes necessary to ensure completion of the same, provided that such change would not be a material economic disadvantage to the other Party (who is not requesting such a change).

7.8 Use of Proceeds from the Private Placement.

The Parties acknowledge that the funds from the Private Placement will be held in escrow and not released until the CSE gives conditional approval of the Acquisition.

7.9 Notification of Changes.

BC Co shall notify the Company of any significant developments or material change relating to BC Co or NewCo, its business, assets or financial condition promptly after becoming aware of any such development or change.

PART 8

CONDITIONS PRECEDENT

8.1 Conditions for the Benefit of BC Co.

The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, which conditions are for the exclusive benefit of BC Co and may be waived, in whole or in part, by BC Co in its sole discretion; however, the Closing of the Acquisition is deemed as the fulfillment, performance or waiver of these conditions:

(i)  Truth of Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must only be true and correct as of such specific date), except as affected by transactions contemplated or permitted by this Agreement, and except for matters, individually or in the aggregate, not reasonably expected to have a Material Adverse Effect on the Company, and an officer or director of the Company shall provide a certificate addressed to BC Co at Closing confirming the foregoing.

(ii)  Performance of Obligations. The Company shall have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement to be fulfilled or complied with by them at or prior to the Closing Date, and an officer or director of the Company shall provide a certificate addressed to BC Co at Closing confirming the foregoing.

(iii)  Approvals and Consents. All required approvals, consents and authorizations of third parties in respect of the transactions contemplated herein, including without limitation all necessary unitholder and regulatory approvals, shall have been obtained on terms acceptable to BC Co acting reasonably, including approval of the Manager of the Company for the Acquisition, the conditional approval of the CSE of the Acquisition and the Listing Statement, the approval of the BC Co Shareholder Consent Materials by the shareholders of BC Co and Investment Committee Approval.

(iv)  Private Placement. The Private Placement has closed and proceeds related thereto have been released to BC Co from escrow, and any required approval or consent in relation to the Private Placement has been obtained.

(v)  No Material Adverse Change. There shall have been no Material Adverse Change in the business, results of operations, assets, liabilities, financial condition or affairs of the Company since September 30, 2015 other than a reduction of its cash position and/or accrual of expenses, in each case in order to pay or accrue for professional fees or other expenses in connection with the Acquisition.

(vi)  Deliveries. The Company shall deliver or cause to be delivered to BC Co the closing documents as set forth in §9.2 in a form satisfactory to BC Co acting reasonably.

(vii)  Proceedings. All proceedings to be taken in connection with the transactions contemplated in this Agreement shall be satisfactory in form and substance to BC Co, acting reasonably, and BC Co shall have received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation or closing of such transactions and the taking of all necessary proceedings in connection therewith.

(viii)  No Legal Action or Prohibition of Law. There shall be no action or proceeding pending or threatened by any Person against the Company in any jurisdiction, or any applicable Laws proposed, enacted, promulgated or applied, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement or which could reasonably be expected to result in a Material Adverse Effect on the Company.

(ix)  No outstanding warrants, options or convertible securities in the Company. There shall not be outstanding any warrants, options to purchase, or securities convertible into membership interests or any other securities of the Company.

(x)  Completion of Due Diligence. All legal, business and technical due diligence to the satisfaction of BC Co, acting reasonably, has completed, and BC Co shall have received all operational, technical and properties documentation, material contracts and financial data as may have been reasonably requested for such due diligence.

8.2 Conditions for the Benefit of the Company.

The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, which conditions are for the exclusive benefit of the Company and may be waived, in whole or in part, by the Company in its sole discretion; however, the Closing of the Acquisition is deemed as the fulfillment, performance or waiver of these conditions:

(i)  Truth of Representations and Warranties. The representations and warranties of BC Co contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must only be true and correct as of such specific date), except as affected by transactions contemplated or permitted by this Agreement, and except for matters, individually or in the aggregate, not reasonably expected to have a Material Adverse Effect on BC Co, and an officer or director of BC Co shall provide a certificate to the Company at Closing confirming the foregoing.

(ii)  Performance of Obligations. BC Co shall have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement to be fulfilled or complied with by BC Co at or prior to the Closing Date, and an officer or director of BC Co shall provide a certificate to the Company at Closing confirming the foregoing.

(iii)  No Material Adverse Change. There shall have been no Material Adverse Change in the business, results of operations, assets, liabilities, financial condition or affairs of BC Co since September 30, 2015 other than a reduction of its cash position in order to pay professional fees or other expenses in connection with the Acquisition.

(iv)  Approvals and Consents. All required approvals, consents and authorizations of third parties in respect of the transactions contemplated herein, including without limitation all necessary shareholder and regulatory approvals, shall have been obtained on terms acceptable to the Company acting reasonably, including approval of the board of directors of BC Co of the Acquisition, the conditional approval of the CSE of the Acquisition and the Listing Statement, the approval of the BC Co Shareholder Consent Materials by the shareholders of BC Co, and Investment Committee Approval in accordance with the Company Operating Agreement, the Manager Operating Agreement and applicable Law. BC Co shall have effected the Name Change on terms satisfactory to the Company.

(v)  Private Placement. The Private Placement has closed and proceeds related thereto have been released to BC Co from escrow, and any required approval or consent in relation to the Private Placement has been obtained.

(vi)  U.S. Registration Exemption. The issuance of the Resulting Issuer Common Shares issuable pursuant to the Acquisition, and the issuance of the Warrants shall be exempt or excluded from registration requirements under the U.S. Securities Act, and the registration and qualification requirements of all Applicable Securities Law. It is anticipated that BC Co will rely on Rule 506(b) of Regulation D and Rule 903 of Regulation S, as applicable, in connection with the offer and sale of the Resulting Issuer Common Shares and the Warrants. The Company hereby agrees that it will cooperate with BC Co in the preparation of a private placement memorandum containing the information prescribed by Rule 502(b) of Regulation and other documentation to fulfill exemptions or exclusions from registration requirements under the U.S. Securities Act, and the registration and qualification or exemption requirements of all Applicable Securities Law.

(vii)  Exemption from Prospectus Requirements. The distribution of the Resulting Issuer Common Shares in Canada pursuant to the Acquisition (including those Resulting Issuer Common Shares distributable pursuant to the rights attached to the Warrants) shall be exempt from, or otherwise not subject to, prospectus requirements of Applicable Securities Law and shall be freely tradeable (subject to the usual restrictions under National Instrument 45-102 Resale of Securities, of the Canadian Securities Administrators or pursuant to Applicable Securities Law in the United States). The Company hereby acknowledges and agrees that any Resulting Issuer Common Shares and any Warrants issued to or for the account or benefit of any U.S. Persons or persons in the United States in reliance on Rule 506(b) of Regulation D will be issued as “restricted securities” as defined in Rule 144(a)(3) under the U.S. Securities Act, and will be represented by definitive certificates endorsed with a U.S. restrictive legend in customary form.

(viii)  Issuance of Shares. The Resulting Issuer Common Shares shall be free and clear of any and all encumbrances, Liens, charges, demands and restrictions on transfer whatsoever except the escrow restrictions imposed by the CSE and restrictive or hold period prescribed under Applicable Securities Law.

(ix)  Deliveries. BC Co shall deliver or cause to be delivered to the Company BC Co’s Closing Documents as set forth in §9.3 in a form satisfactory to the Company, acting reasonably.

(x)  Proceedings. All proceedings to be taken in connection with the transactions contemplated in this Agreement shall be satisfactory in form and substance to the Company, acting reasonably, and the Company shall have received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation or closing of such transactions and the taking of all necessary proceedings in connection therewith.

(xi)  No Legal Action or Prohibition of Law. There shall be no action or proceeding pending or threatened by any Person against BC Co in any jurisdiction, or any applicable Laws proposed, enacted, promulgated or applied, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement or which could reasonably be expected to result in a Material Adverse Effect on BC Co.

(xii)  Completion of Due Diligence. All legal, business and technical due diligence to the satisfaction of the Company, acting reasonably, has completed, and the Company shall have received all operational, technical and properties documentation, material contracts and financial data as may have been reasonably requested for such due diligence.

PART 9

CLOSING

9.1 Time of Closing.

The Closing of the Acquisition shall be completed on or before the date (the “Closing Date”) that is five (5) business days following the receipt of conditional acceptance by the CSE (of the Acquisition and listing in relation thereto) or such other date as the Parties mutually agree. The Closing of the Acquisition shall be completed by 4:00 p.m. (Vancouver time) on the Closing Date or other time as mutually agreed by the Parties. Closing of the transactions contemplated herein can be facilitated through electronic communication and document transmission and the physical presence of the Parties’ representatives is not required for the Closing of any such transaction unless necessary.

9.2 Company Closing Documents.

On the day of Closing, the Company shall deliver to BC Co the following documents:

(i) a certified copy of the Investment Committee Approval and the written consent of the, each approving and authorizing the transactions herein contemplated;

(ii) a certified copy of the Amended Articles and Restated Operating Agreement, in form reasonably satisfactory to BC Co and as adopted by the Investment Committee and the Manager as provided in this Agreement; and

(iii) the written resignation of the Manager.

9.3 BC Co’s Closing Documents.

On the day of Closing, BC Co shall deliver to the Company the following documents:

(i) a certified copy of the resolutions of the directors and shareholders of BC Co and NewCo approving and authorizing the transactions herein contemplated;

(ii) a certified copy of the constating documents and articles of BC Co and bylaws of NewCo, as in effect on the Closing Date;

(iii) Certificates or confirmation of electronic registration (such as Direct Registration Statement (DRS) advice) representing the Resulting Issuer Common Shares issuable to and in the respective names of the Selling Member pursuant to the Acquisition (such certificates or electronic registration to be registered and prepared in accordance with a written direction to be provided by the Company prior to Closing); and

(iv) certificates or option agreements or confirmation of electronic registration of the same representing in the aggregate the Warrants issuable to those entitled to receive Warrants pursuant to this Agreement (such certificates or electronic registration, as the case may be, to be registered and prepared in accordance with a written direction to be provided by the Company prior to Closing).

On or before the day of Closing, BC Co shall deliver the Initial Payment to the Selling Members (or their designees) in the amounts set forth on Schedule A via wire transfer of immediately available funds, subject to any holding or settlement period(s) of the receiving financial institution(s), to the accounts designated by such Selling Members.

PART 10

TERMINATION AND INDEMNITIES

10.1 Automatic Termination.

Unless the Closing has occurred, this Agreement may be terminated (notwithstanding any prior Investment Committee Approval or approval of this Agreement by the BC Co Shareholders), with the Parties having no obligations to each other, other than in respect of the expense provisions contained in §11.6 and the confidentiality provisions contained in §11.1:

(i) By written agreement of the Parties to terminate this Agreement;

(ii) By either the Company or BC Co, if:

(A) The Agreement shall have been voted upon at the Investment Committee Meeting (including any adjournment thereof) or by the BC Co Shareholders, and the Investment Committee or the BC Co Shareholders shall have failed to approve this Agreement by the requisite vote or consent threshold;

(B) If any applicable regulatory or Government Agency, including the CSE, has notified in writing either BC Co or the Company of its determination to not permit the Acquisition to proceed, in whole or in part, and the parties have used commercially reasonable efforts to appeal or reverse such determination, or modify the Acquisition on a basis that is not prejudicial to either party hereto in order to address such determination but the applicable regulatory or Government Agency has notified either BC Co or the Company in writing of its decision not to allow the appeal, reversal, or the modification to reverse its determination;

(C) the Closing of the Acquisition has not occurred by 5:00 p.m. (Vancouver time) on September 1, 2016; or

(D) in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in §8.1 or §8.2, as applicable, if it was continuing as of the Closing Date and (B) cannot be or has not been cured or waived (by the non-breaching party) by the earlier of thirty (30) days after the giving of written notice to the breaching party of such breach and the basis for such notice, and the date of the proposed termination;

(iii) By the Company, if:

(A) the Additional Advance is not made on or prior to the Additional Advance Default Date to the Company;

(B) the Outside Date having been reached (as such may be extended pursuant to Section 2.10); or

(C) (i) except such conditions that, by their nature, can only be satisfied at the Closing, all conditions set forth in §8.2 have been satisfied or waived and (ii) the Closing shall not have been consummated on or prior to the date and time set forth in §10.1(ii)(C), other than as a result of the Company’s refusal to close in violation of this Agreement.

10.2 Effect of Termination & Termination Fee.

Each Party’s right of termination under this Part 10 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Nothing in Part 10 shall limit or affect any other rights or causes of action any Party may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement.

If the Acquisition is terminated due to the material breach, default, gross negligence, willful misconduct or fraud of the Company under this Agreement, then the Company shall repay the Advances to BC Co within 30 calendar days of the Termination Date. If the Acquisition is terminated for any other reason, then the Company shall be irrevocably be entitled to the Advances, and within 10 calendar days of the Termination Date, Versus shall issue Class A units of the Company to BC Co with a percentage interest equal to 5.88% of the equity of the Company, on a fully-diluted basis, for each Advance paid to the Company prior to such termination.

10.3 Indemnities.

(a) Indemnification of BC Co. The Selling Members shall severally and not jointly indemnify, defend and hold harmless BC Co and its officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “BC Co Indemnified Parties”) from and against, and pay on behalf of or reimburse such BC Co Indemnified Parties as and when incurred, any loss, liability, demand, claim, action, cause of action, damage, cost, deficiency, diminution in value, tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, the “Losses”) which such BC Co Indemnified Party may suffer, sustain or become subject to, arising out of any breach or inaccuracy of any representation or warranty under Part 4.

(b) Indemnification of Selling Members. Without limiting any other rights that any indemnified party may have pursuant to any employment agreement, consulting agreement or indemnification agreement in effect on the date hereof or otherwise, BC Co, Newco and Surviving Co shall jointly and severally indemnify the Selling Members and its officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Selling Member Indemnified Parties”) from and against, and pay on behalf of or reimburse such Selling Member Indemnified Parties as and when incurred, any Loss which such Selling Member Indemnified Party may suffer, sustain or become subject to, arising out of any breach or inaccuracy of any representation or warranty under Part 3.

(c) Limitations on Indemnification.

(i) The Selling Members shall not be required to indemnify any BC Co Indemnified Party pursuant to, and shall not have any liability under, Section 10.3(a) until the aggregate amount of all Losses for which the Selling Members would be liable under Section 10.3(a) exceeds on a cumulative basis an amount equal to USD$125,500 (the “Basket”), in which case the Selling Members shall be obligated to indemnify the BC Co Indemnified Parties for all Losses relating back to the first dollar (which for clarity includes the Basket amount); provided, however, that the Basket shall not apply to any Losses related to and the Selling Members remain liable to indemnify any BC Co Indemnified Party for any Losses below the Basket in relation to any inaccuracy or breach of any Fundamental Representation or any claim based on willful misrepresentation, willful breach, willful misconduct or fraud.

(ii) BC Co, Surviving Co and Newco shall not be required to indemnify any Selling Member pursuant to, and shall not have any liability under, Section 10.3(b) until the aggregate amount of all Losses for which BC Co, Surviving Co and NewCo would be liable under Section 10.3(b) exceeds the Basket, in which case BC Co shall be obligated to indemnify the Selling Members for all Losses relating back to the first dollar (which for clarity includes the Basket amount); provided, however, that the Basket shall not apply to any Losses related to and BC Co remains liable to indemnify any Selling Member Indemnified Party for any Losses below the Basket in relation to any inaccuracy or breach of any Fundamental Representation or any claim based on willful misrepresentation, willful breach, willful misconduct or fraud.

(iii) The Selling Members shall not be required to indemnify any BC Co Indemnified Party pursuant to, and shall not have any further liability under, Section 10.3(a) once the aggregate amount of all payments made by or on behalf of the Selling Members in respect of the indemnification obligations under Section 10.3(a) equals USD$2,125,000 (the “Cap”); provided that this Section 10.3(c)(iii) shall not apply to any Losses related to any inaccuracy or breach of any Fundamental Representation or any claim based on willful misrepresentation, willful breach, willful misconduct or fraud, and no such amounts shall be counted towards the Cap.

(iv) BC Co, Surviving Co and NewCo shall not be required to indemnify any Selling Member pursuant to, and shall not have any further liability under, Section 10.3(b) once the aggregate amount of all payments made by or on behalf of BC Co Co, Surviving Co and NewCo in respect of the indemnification obligations under Section 10.3(b) equals the Cap; provided that this Section 10.3(c)(iv) shall not apply to any Losses related to any inaccuracy or breach of any Fundamental Representation or any claim based on willful misrepresentation, willful breach, willful misconduct or fraud, and no such amounts shall be counted towards the Cap.

(d) Indemnification Procedure. Any party making a claim for indemnification under this Section 10.3 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly, but in no event more than 10 business days, after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except (i) to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder or (ii) the Indemnitor is otherwise prejudiced by such failure in which case only to the extent of such prejudice. With respect to any third-party claim, any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to appoint regionally- recognized and reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided further that, prior to the Indemnitor assuming control of such defense, it shall first (i) verify to the Indemnitee in writing that such Indemnitor shall be fully responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification and that it shall provide full indemnification (whether or not otherwise required hereunder) to the Indemnitee with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder and (ii) enter into an agreement with the Indemnitee in form and substance reasonably satisfactory to the Indemnitee (including with respect to Indemnitor’s creditworthiness) which agreement unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such action, lawsuit, proceeding, investigation or facts giving rise to such claim for indemnification hereunder; and provided further that:

(i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel in relation to the joint defense of such claim with the Indemnitor shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense pursuant to the foregoing provisions, all of which fees and expenses (notwithstanding the foregoing) shall be borne solely by the Indemnitor);

(ii) the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnitee’s reputation or future business prospects; (C) the claim seeks an injunction or equitable relief against the Indemnitee; (D) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; or (E) counsel to the Indemnitee shall have reasonably concluded that there is an actual conflict of interest between the Indemnitee and the Indemnitor in the conduct of such defense;

(iii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice; and

(iv) if the Indemnitor does not elect to control the defense of such claim pursuant to the foregoing provisions, the Indemnitee may defend against such claim in such manner as it may in its good faith discretion deem appropriate (and the Indemnitor shall be liable for any legal fees and expenses reasonably incurred in connection with such defense).

PART 11

GENERAL

11.1 Confidential Information.

No disclosure or announcement, public or otherwise, in respect of this Agreement or the transactions contemplated herein will be made by BC Co or the Company or their representatives without the prior agreement of the other Party as to timing, content and method, except for disclosure by a Party made to its own representatives, and its legal and accounting consultants. The obligations herein will not prevent any Party from making, after consultation with the other Party, such disclosure as its counsel advises is required by applicable law or the rules and policies of the CSE.

Except as and only to the extent required by applicable Laws, a Receiving Party will not disclose or use, and it will cause its representatives not to disclose or use, any Confidential Information furnished, or to be furnished, by a Disclosing Party or its representatives to the Receiving Party or its representatives at any time or in any manner other than for purposes of evaluating and completing the transactions proposed in this Agreement.

If this Agreement is terminated, each Receiving Party will promptly return to the Disclosing Party or destroy any Confidential Information and any work product produced from such Confidential Information in its possession or in the possession of any of its representatives.

11.2 Counterparts.

This Agreement may be executed in several counterparts (by original or facsimile or e-mail transmitted signature), each of which when so executed shall be deemed to be an original and each of such counterparts, if executed by each of the Parties, shall constitute a valid and enforceable agreement among the Parties. This Agreement may be signed manually or by electronic signature, and may be delivered by electronic transmission.

11.3 Severability.

In the event that any provision or part of this Agreement is determined by any court or other judicial or administrative body to be illegal, null, void, invalid or unenforceable, that provision shall be severed to the extent that it is so declared and the other provisions of this Agreement shall continue in full force and effect.

11.4 Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein without giving effect to the conflicts of laws of principles thereof and without reference to the laws of any other jurisdiction. The Parties agree to submit to the exclusive jurisdiction of the courts of Vancouver, British Columbia, provided that nothing in this Agreement shall prevent either party from seeking injunctive relief in the courts of any competent jurisdiction.

11.5 Successors and Assigns.

This Agreement shall accrue to the benefit of and be binding upon each of the Parties hereto and their respective, administrators and permitted assigns, provided that this Agreement shall not be assigned by any one of the Parties without the prior written consent of the other Parties.

11.6 Expenses.

Each of the Parties hereto shall be responsible for its own costs and charges incurred with respect to the transactions contemplated herein including, without limitation, all costs and charges incurred prior to the date hereof and all legal and accounting fees and disbursements relating to preparing this Agreement or otherwise relating to the transactions contemplated herein.

11.7 Further Assurances.

Each of the Parties hereto will, without further consideration, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered such other documents, instruments of transfer, conveyance, assignment and assurances and secure all necessary consents and authorizations as may be reasonably requested by another party and take such further action as the other may reasonably require to give effect to any matter provided for herein.

11.8 Entire Agreement.

This Agreement and the schedules referred to herein constitute the entire agreement among the Parties hereto and supersede all prior communications, agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof, including the letter of intent of the Parties accepted by the Company on November 23, 2015. None of the Parties hereto shall be bound or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this Agreement or in the schedules, documents and instruments to be delivered by and/or on the Closing Date pursuant to this Agreement. The Parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the schedules, documents and instruments to be delivered by and/or on the Closing Date, they have not in any way relied, and will not in any way rely, upon any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth in this Agreement or in such schedules, documents or instruments attached hereto or referenced therein (including the schedules, documents or instruments to be delivered by and/or on the Closing Date).

11.9 Notices.

Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent prepaid courier service or mail, or (iii) sent by facsimile, e-mail or other similar means of electronic communication addressed as follows:

in the case of notice to BC Co or NewCo:

Opal Energy Corp.

Suite 302 – 1620 West 8th Avenue

Vancouver, B.C., V6J 1V4

Attention: Leah Martin

Fax: N/A

E-mail: lmartin@intrepidfinancial.ca

In the case of notice to the Company:

Versus, LLC

10990 Wilshire Blvd., Suite 140

Los Angeles, CA 90024

Attention: Matthew Pierce

Fax: N/A

E-mail: matthew.pierce@olabsventures.com

With a copy to:

Manatt, Phelps & Phillips, LLP

11355 West Olympic Blvd.

Los Angeles, CA 90064

Attention: T. Hale Boggs, Esq.

Fax: (310) 914-5822

E-mail: hboggs@manatt.com

Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid shall:

(i) if delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery;

(ii) if sent by mail as aforesaid, be deemed to have been given, sent, delivered and received on the fourth Business Day following the date of mailing, unless at any time between the date of mailing and the fourth Business Day thereafter there is a discontinuance or interruption of regular postal service, whether due to strike or lockout or work slowdown, affecting postal service at the point of dispatch or delivery or any intermediate point, in which case the same shall be deemed to have been given, sent, delivered and received in the ordinary course of the mail, allowing for such discontinuance or interruption of regular postal service, and

(iii) if sent by facsimile or other means of electronic communication, be deemed to have been given, sent, delivered and received on the Business Day of the sending if sent during normal business hours on a Business Day (otherwise on the following Business Day).

11.10 Waiver.

Any Party hereto which is entitled to the benefits of this Agreement may, and has the right to, waive any term or condition hereof at any time on or prior to the Closing Date, provided however that such waiver shall be evidenced by written instrument duly executed on behalf of such Party; however, any e-mail containing such waiver sent from the respective e-mail address of BC Co, NewCo or the Company (as applicable and as noted under §11.9) is deemed to be a written instrument duly executed on behalf of such Party for the purposes of this §11.10.

11.11 Amendments.

No modification or amendment to this Agreement may be made unless agreed to by the Parties hereto in writing.

11.12 Remedies Cumulative.

The rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any Party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.

11.13 Currency.

Unless otherwise indicated, all dollar amounts referred to in this Agreement are in the lawful money of Canada.

11.14 Time of Essence.

Time shall be of the essence hereof.

11.15 Public Announcement.

The Parties hereby agree to coordinate making public disclosure with respect to the Acquisition as soon as possible after the execution by the Parties of this Agreement. If any Party is required by law or regulatory rule or policy of the CSE to make a public announcement with respect to the Acquisition, such Party will provide as much notice to the other Party as soon as reasonably possible, including the proposed text of the announcement.

[Signature Page Follows]

IN WITNESS WHEREOF this agreement has been executed by the Parties hereto as of the date first above written.

Opal Energy Corp.

Per:	/s/ Brandon Boddy
Authorized Signatory
Name: Brandon Boddy
Title: Director

Opal Energy (Holdco) Corp.

Per:	/s/ Brandon Boddy
Authorized Signatory
Name: Brandon Boddy
Title: Director

Versus, LLC

Per:	/s/ Matthew Pierce
Authorized Signatory
Name: Matthew D. Pierce
Title: Chief Executive Officer

The Selling Members

OLabs Ventures, LLC		ICM Partners

Per:	/s/ Matthew Pierce	Per:	/s/ Richard Levy
	Authorized Signatory		Name: Richard Levy
	Name: Matthew D. Pierce		Title: General Counsel
Title: Chief Executive Officer

THE SANDOVAL PIERCE FAMILY TRUST,

EST. MAY 20, 2015

Per:	/s/ Matthew Pierce
Authorized Signatory
Name: Matthew D. Pierce
Title: Co-Trustee

Per:	/s/ Magdalena G. Sandoval
Authorized Signatory
Name: Magdalena G. Sandoval
Title: Co-Trustee

Brian Hughes

/s/ Brian Hughes

Brandii Grace

/s/ Brandii Grace

John O’Connell

/s/ John O’Connell

SCHEDULE “A”

SELLING MEMBERS

*Confidential and Privileged*

Member Name	Units owned by Member prior to Closing	Units to be purchased from Member by BC Co at Closing	Cash Consideration to be paid by BC Co to such Member
OLabs Ventures, LLC	7,200 Class A Units	2,700 Class A Units	$1,206,703.91
ICM Partners	125 Class A Units	46.875 Class A Units	$20,949.72
The Sandoval Pierce Family Trust, Est. May 20, 2015	500 Class B Units	187.5 Class B Units	$83,798.88
Brandii Grace	1,000 Class B Units	375 Class B Units	$167,597.77
Brian Hughes	100 Class B Units	37.5 Class B Units	$16,759.78
John O’Connell	25 Class B Units	9.375 Class B Units	$4,189.94
Total:	8,950	3,356.25 Units	$1,500,000.00

A-1

SCHEDULE “B”

ADDITIONAL COMPENSATION

*Confidential and Privileged*

Performance Warrants

The number of warrants to purchase common shares in the capital of BC Co set forth opposite the Executives’ name below shall vest upon the earlier to occur of the milestone or the date set forth below. The warrants shall expire 5 years from the date of issuance.

Milestones/Dates of Vesting of Performance Warrants	Executive	Number & Price of Performance Warrants
1.	Milestone: filing of any new intellectual property on behalf of the company after March 1, 2016 - this includes patent filings with the USPTO or PCT filing. It also includes new provisional patents, or continuation(s)- in-part for the existing filing Systems and Methods for Creating and Maintaining Real Money Tournaments for Video Games.
Date: June 30, 2016	Matthew Pierce	Vest 1,176,500 common share purchase warrants at CND$0.25
	John O’Connell	Vest 294,118 common share purchase warrants at CND$0.25
	Technical Lead	Vest 196,678 common share purchase warrants at CND$0.25

2.	Milestone: Sign a licensing or development contract including master service contract, master service agreement, binding letter of intent, joint venture agreement, partnership agreements or similar contract with any company in the business of manufacturing, developing, publishing, or distributing video games, including, but not limited to, the companies listed in Schedule D of the employment agreement.
Date: September 30, 2016	Matthew Pierce	Vest 1,176,500 common share purchase warrants at CND$0.25
	John O’Connell	Vest 294,118 common share purchase warrants at CND$0.25
	Technical Lead	Vest 196,678 common share purchase warrants at CND$0.25

3.	Milestone: Sign a licensing or development contract including master service contract, master service agreement, binding letter of intent, joint venture agreement, partnership agreements or similar contract with a “top tier” company that is in the business of manufacturing, developing, publishing, or distributing video games. Any company, game, game franchise, or platform listed in Schedule D of the employment agreement meets this standard. As would any company, game, game franchise, or platform listed in the “Top Games” and/or “Market Movers” reports published by Superdata.
Date: March 31, 2017	Matthew Pierce	Vest 1,176,500 common share purchase warrants at CND$0.25
	John O’Connell	Vest 294,118 common share purchase warrants at CND$0.25
	Technical Lead	Vest 196,678 common share purchase warrants at CND$0.25

Milestones/Dates of Vesting of Performance Warrants	Executive	Number & Price of Performance Warrants
4.	Milestone: The receipt of the first dollar of top line revenue resulting from any business activity including but not limited to pay-to-play match gameplay, technology licensing, advertising, partnership agreements, or other revenue.
Date: September 30, 2017	Matthew Pierce	Vest 1,176,500 common share purchase warrants at CND$0.25
	John O’Connell	Vest 294,118 common share purchase warrants at CND$0.25
	Technical Lead	Vest 196,678 common share purchase warrants at CND$0.25

5.	Milestone: The completion of the first one million (1,000,000) matches, in aggregate, in all games, across all platforms, using the Versus system. This includes matches featuring any prizing including downloadable content, consumer packaged goods, and/or real-money. This also includes any matches completed by Versus or by publishers and developers that license or in any other way use the Versus system to create, operate, or distribute prizes in their games.
Date: March 31, 2018	Matthew Pierce	Vest 1,176,500 common share purchase warrants at CND$0.25
	John O’Connell	Vest 294,118 common share purchase warrants at CND$0.25
	Technical Lead	Vest 196,678 common share purchase warrants at CND$0.25

6.	Milestone: The receipt of $2.5 million dollars (USD) in top-line revenue resulting from any business activity including but not limited to pay-to-play match gameplay, technology licensing, advertising, partnership agreements, or other revenue.
Date: September 30, 2018	Matthew Pierce	Vest 588,250 common share purchase warrants at CND$0.25
	John O’Connell	Vest 147,059 common share purchase warrants at CND$0.25
	Technical Lead	Vest 98,339 common share purchase warrants at CND$0.25

7.	Milestone: The receipt of $10 million dollars (USD) in top-line revenue resulting from any business activity including but not limited to pay-to-play match gameplay, technology licensing, advertising, partnership agreements, or other revenue.
Date: March 31, 2019	Matthew Pierce	Vest 588,250 common share purchase warrants at CND$0.25
	John O’Connell	Vest 147,059 common share purchase warrants at CND$0.25
	Technical Lead	Vest 98,339 common share purchase warrants at CND$0.25

Performance Cash Bonus

The Executive shall receive a cash bonus in an amount set forth opposite his name below, in accordance with the EBITDA attained in the then-current fiscal year.

Executive	Performance Milestone	Cash Bonus
Matthew Pierce John O’Connell	The Company generating EBITDA of at least US$1 million within the then current fiscal year.	50% of Base Salary
	The Company generating EBITDA of at least US$2 million within the then current fiscal year.	100% of Base Salary
	The Company generating EBITDA of at least US$4 million within the then current fiscal year.	200% of Base Salary

Technical Lead	The Company generating EBITDA of at least US$1 million within the then current fiscal year.	25% of Base Salary
	The Company generating EBITDA of at least US$2 million within the then current fiscal year.	50% of Base Salary
	The Company generating EBITDA of at least US$4 million within the then current fiscal year.	100% of Base Salary

Stock Options

The Executive shall be entitled to receive the number and type of options to purchase common shares in the capital of BC Co set forth opposite his name below, which shall vest in accordance with the dates set forth below.

Executive	Number of Stock Options	Vesting of Stock Options
Matthew Pierce	2,824,000 incentive stock options at CND$0.27/share	941,333 options vest and become exercisable on the effective date of the employment agreement; 941,333 options vest and become exercisable one year from the effective date of the employment agreement; and 941,334 options vest and become exercisable two years from the effective date of the employment agreement

O’Connell	705,882 non-qualified stock options at CND$0.27/share	235,294 options vest and become exercisable on the effective date of the employment agreement; 235,294 options vest and become exercisable one year from the effective date of the employment agreement; and 235,294 options vest and become exercisable two years from the effective date of the employment agreement

Technical Lead	470,589 incentive stock options at CAD$0.27/share	156,863 options vest and become exercisable on the effective date of the employment agreement; 156,863 options vest and become exercisable one year from the effective date of the employment agreement; and 156,863 options vest and become exercisable two years from the effective date of the employment agreement.

SCHEDULE “C”

INTELLECTUAL PROPERTY OF THE COMPANY

PCT application (PCT/US15/40060)

US utility application (Application No. 14/796,966)

C-1

SCHEDULE “D”

DISCLOSURE SCHEDULE

*Confidential and Privileged*

The schedule numbers in this Disclosure Schedule correspond to the section and schedule numbers in this Agreement. Any information disclosed in one Schedule of this Disclosure Schedule shall be deemed to be disclosed in and incorporated into any other Schedule to which the applicability of such disclosure is reasonably apparent on the face of the disclosure. The inclusion of information in a Schedule shall not deem such information to be material nor to broaden or amplify the Company’s or the Selling Member’s representations and warranties, covenants or agreements contained in this Agreement. No reference in this Disclosure Schedule to any agreement or document shall be construed as an admission or indication to any party other than to BC Co (and then only to the extent expressly so stated or represented) that such agreement or document is enforceable or currently in effect under such agreement or document. No disclosure in this Disclosure Schedule relating to any possible breach or violation of any agreement, law, or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Certain sections of this Disclosure Schedule may contain more information than is required to be provided by this Agreement. No representation, warranty or assurance is given with respect to such additional information. All capitalized terms in this Disclosure Schedule shall have the meanings given them in this Agreement, unless indicated otherwise.

Section 4.1(a)(vii) – Compliance with Laws

See Letter Re: Analysis of Versus Pay-to-Play Game and Applicable State Gambling/Lottery Laws, dated as of October 17, 2014, from Manatt, Phelps & Phillips, LLP to the Company.

Section 4.1(o)(i) – Material Contracts

Nondisclosure Agreement between Electronic Arts, Inc. and the Company, dated September 8, 2015.

Nondisclosure Agreement between Activision Blizzard, Inc. and the Company, dated September 15, 2015.

Nondisclosure Agreement between Riot Games, Inc. and the Company, dated October 28, 2014.

Nondisclosure Agreement between Capcom USA, Inc. and the Company, dated May 18, 2015.

Nondisclosure Agreement between Academy of Interactive Arts & Sciences and the Company, dated November 4, 2015.

Letter of Intent between Koei Tecmo America, Inc. and the Company, dated August 24, 2015.

Letter of Intent between Camy Electronics and Plastics, LLC and the Company, dated July 10, 2015.

Letter of Intent between Valhalla Games Studios Co., Ltd. and the Company, dated September 22, 2015.

Letter of Intent between Han Cholo, Inc. and the Company, dated September 28, 2015.

D-1